Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

JASON PARTNERS HOLDINGS INC.,

JASON PARTNERS HOLDINGS LLC,

QUINPARIO ACQUISITION CORP.

AND

JPHI HOLDINGS INC.

DATED AS OF MARCH 16, 2014

i

ii

EXHIBITS

A	—	Example Statement of Net Working Capital
B	—	Form of Escrow Agreement
C	—	Debt Commitment Letter
D	—	Terms of Investor Rights Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 16, 2014, is made by and among JASON PARTNERS HOLDINGS INC., a Delaware corporation (the “Company”), JASON PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Seller”), QUINPARIO ACQUISITION CORP., a Delaware corporation (“Parent”), and JPHI HOLDINGS INC., a Delaware corporation and a Subsidiary of Parent (“Buyer”). The Company, Seller, Parent and Buyer are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, as of the date hereof, Seller owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, which consist of 1,000 shares of Common Stock (the “Common Shares”);

WHEREAS, as of the Closing, the Rollover Participants shall be the record owners of the Rollover Shares, and the Seller shall be the record owner of all other Common Shares (such Common Shares owned by Seller as of the Closing are collectively referred to herein as the “Purchased Shares”);

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Purchased Shares;

WHEREAS, the board of directors of Parent (the “Parent Board”), acting upon the recommendation and approval of a majority of independent and disinterested directors thereof, and the managing member of Buyer have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in furtherance of the acquisition of the Company by Buyer and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Parent for (i) the Business Combination and (ii) an amendment to the Certificate of Incorporation to increase the authorized common stock of Parent in connection with the transactions contemplated hereunder (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, each Rollover Participant (as defined herein) has delivered to Parent and Buyer a duly executed commitment letter (the “Rollover Commitment Letter”), dated as of the date hereof, by and among each Rollover Participant and Buyer, providing that each Rollover Participant, among other things, agrees to transfer to Buyer simultaneously with the Closing, the Rollover Shares in exchange for securities of Buyer , in each case, on and subject to the terms and conditions of the applicable Rollover Commitment Letter and the Investor Rights Agreement; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Seller and the Company to enter into this Agreement, Parent has delivered to Seller and the Company a duly executed agreement (the “Supporting Stockholder Agreement”), dated as of the date hereof, by and among each of Jeffry N. Quinn Family Trust uad 8/10/2012, Quinpario Partners LLC, Quinpario Partners I, LLC and Jeffry N. Quinn, Seller and the Company providing that each holder of Parent Common Stock party thereto, among other things, agrees to approve and otherwise vote in favor of the Business Combination, each on the terms and subject to the conditions set forth in the Supporting Stockholder Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Actual Adjustment” means (a) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (b) the Estimated Purchase Price.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13.

“Adjustment Escrow Account” means an account established and maintained by the Escrow Agent to hold the Adjustment Escrow Amount in accordance with the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to $3,500,000 to be deposited in the Adjustment Escrow Account on the Closing Date pursuant to the Escrow Agreement as security for Seller’s obligations pursuant to Section 2.4(c)(ii), if any.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Rate” has the meaning set forth in Section 2.4(c)(i).

“Agreement” means this Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Alternative Financing” has the meaning set forth in Section 6.8(a).

“Ancillary Documents” means the Escrow Agreement, the Confidentiality Agreement, the Investor Rights Agreement, the Supporting Stockholder Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Antitrust Division” has the meaning set forth in Section 6.4(b).

“Basket” has the meaning set forth in Section 9.2(a).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, short term investments and all checks, transfers and funds written, made or payable to or for the benefit of any Group Company that have not yet been received or which have not cleared, to the extent any such item is not otherwise reflected in the calculation of Net Working Capital) of the Group Companies, calculated in accordance with GAAP and the practices and methodologies used by the Group Companies in the preparation of Financial Statements, as of the open of business on the Closing Date; provided, however, that if any cash or cash equivalents are denominated in a currency other than United States dollars, the amount of such cash or cash equivalents shall be expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published by Oanda.com) on the day preceding the Closing Date; provided, further, however, that the proceeds (net of any Taxes paid by any Group Company prior to Closing in connection with such JV Sale) from the sale of the Company’s interest in New Ningbo Industrial Power Brushes Limited and NIPB Holdings Ltd., pursuant to that certain agreement dated January 9, 2014 by and among Jason GmbH, together with its branch, Osborn International GmbH, Power Tools Holdings Limited, Lin Deyuan and NIPB Holdings Limited (the “JV Sale”), shall be excluded from the calculation of Cash and Cash Equivalents when used in determining the Purchase Price.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on August 8, 2013, as amended from time to time in accordance with its terms and applicable law.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the open of business on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of the open of business on the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in the recitals to this Agreement.

“Common Stock” means common stock of the Company, par value $0.001 per share, having the rights set forth in the Governing Documents of the Company.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.16, Section 4.1, Section 4.2, Section 4.4 and Section 4.6.

“Company Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Group Companies, taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) conditions affecting the United States economy or any foreign economy generally, (b) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP (or in the interpretation thereof), (e) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (f) any change that is generally applicable to the industries or markets in which the Group Companies operate, (g) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Parent or Buyer or any communication by Parent, Buyer or any of their respective Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), (h) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (it being understood that the factors giving rise to or contributing to any such adverse change under clauses (g) or (h) that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Company Material Adverse Effect), (i) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the transactions contemplated hereby or thereby) or with Parent’s or Buyer’s consent (but excluding effects resulting from the Closing), or (j) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, however, that with respect to each of clauses (a) through (f), any event, circumstance, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, development, occurrence, fact, condition, or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 29, 2013, by and between Jason and Quinpario Partners LLC, a Delaware limited liability company.

“Consents” has the meaning set forth in Section 6.6.

“Covered Taxes” has the meaning set forth in Section 6.2(h).

“Credit Facility” means that certain Credit Agreement, dated as of February 28, 2013, as amended from time to time, by and among Jason, the Company, General Electric Capital Corporation, and the other parties named therein.

“Debt Commitment Letter” has the meaning set forth in Section 5.8(a).

“Debt Financing” has the meaning set forth in Section 5.8(a).

“Debt Financing Source” shall mean each lender and each other Person (including, without limitation, each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including (without limitation) the Debt Commitment Letter, the Fee Letter, any other commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Definitive Financing Agreements” has the meaning set forth in Section 6.8(a).

“Designated Contact” means each of David Westgate, Stephen Cripe, William Schultz, John Hengel and such other Persons as the Company may designate in writing from time to time.

“DGCL” means the Delaware General Corporation Law, as amended.

“Employee Benefit Plan” means each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of any Group Company, current or former directors of the Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Group Company, or under which any Group Company has any material liability for premiums or benefits, but other than any Foreign Benefit Plan or Multiemployer Plan.

“Enterprise Value” means $538,650,000.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, National Association, and any successor thereto in accordance with the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Escrow Offset Amount” has the meaning set forth in Section 6.2(h).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the Group Companies less the aggregate value of certain of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the open of business for the trailing twelve month period ending November 30, 2013 and attached as Exhibit A hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” has the meaning set forth in Section 6.5(c).

“Fee Letter” has the meaning set forth in Section 5.8(a)

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 6.8(b).

“Foreign Benefit Plan” means each material employee benefit plan maintained by any of the Group Companies for its employees located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity.

“Founder” means any Person who, prior to the initial public offering of Parent, were record owners of shares of Parent Common Stock and/or other equity securities of Parent.

“FTC” has the meaning set forth in Section 6.4(b).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements or (d) capitalized leases, as classified in accordance with GAAP, in each case, as of such time. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) Intercompany Loans, (x) obligations under operating leases, (y) undrawn letters of credit (including any that are outstanding under the Credit Facility), or (z) amounts included as Seller Expenses.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation or formation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Governmental Entity” means any U.S. or non-U.S. (a) federal, state, local, municipal, or other government or political subdivision, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Group Company Systems” has the meaning set forth in Section 3.12(c).

“Group Company Tax” means any Tax, if and to the extent that any Group Company is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Group Company Tax Return” means any Tax Return relating to or inclusive of any Group Company or any Group Company Tax.

“Hazardous Substances” shall mean any substance or material or waste that (a) is regulated under any Environmental Law as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (b) contains asbestos, petroleum or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Indemnification Escrow Account” means an account established and maintained by the Escrow Agent to hold the Indemnification Escrow Amount in accordance with the Escrow Agreement.

“Indemnification Escrow Amount” means an amount equal to $5,386,500 to be deposited in the Indemnification Escrow Account on the Closing Date pursuant to the Escrow Agreement as security for Seller’s obligations pursuant to ARTICLE 9, if any.

“Indemnifying Parties” has the meaning set forth in Section 9.2(b).

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable or whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, services marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost (including source code, executable code, data, databases, and related documentation) and (g) all other proprietary rights.

“Intercompany Loans” means, with respect to each Group Company, as of any time and without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Group Company owed to another Group Company or any Non-Controlled Joint Venture consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security or (c) obligations under any interest rate, currency or other hedging agreements, in each case, as of such time and whether or not evidenced by promissory notes and/or recorded in the books and records of such Group Company.

“Investor Rights Agreement” means that certain Investor Rights Agreement which shall be negotiated in good faith and (a) entered into as of the Closing Date by and among Parent, Buyer and the Rollover Participants and (b) contain the terms set forth on Exhibit D attached hereto as well as other customary terms for such an investor rights agreement, pursuant to which, among other things, the Rollover Participants shall receive the option to exchange all or a portion of their shares of common stock of Buyer into the same number of shares of Parent Common Stock.

“Jason” means Jason Incorporated, a Wisconsin corporation and wholly-owned indirect Subsidiary of Seller and the Company.

“Jointly Privileged Information” has the meaning set forth in Section 10.13(b).

“JV Sale” has the meaning set forth in the definition of Cash and Cash Equivalents.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Lenders” has the meaning set forth in Section 5.8(a).

“Letter of Intent” means that certain letter agreement, dated as of March 6, 2014, by and between Jason and Parent.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Losses” has the meaning set forth in Section 9.2(a).

“Management Services Agreement” means the Management Services Agreement, dated as of September 21, 2010, by and between the Company, Saw Mill Capital, L.L.C., Falcon Investment Advisors, LLC and the other Group Companies party thereto, as amended or otherwise modified from time to time.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Lease” has the meaning set forth in Section 3.17(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” has the meaning set forth in Section 5.11.

“Net Working Capital” means, as of any time, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, as of such time determined on a consolidated basis without duplication calculated in accordance with GAAP and with the practices and methodologies applied in preparing the Example Statement of Net Working Capital (including by (i) excluding only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind excluded in the Example Statement of Net Working Capital and (ii) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Seller Expenses, Funded Indebtedness, any income Tax liabilities or any income Tax assets.

“Net Working Capital Adjustment” means (a) the amount by which Closing Net Working Capital exceeds the Target Net Working Capital, or (b) the amount by which Closing Net Working Capital is less than the Target Net Working Capital; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“New Plans” has the meaning set forth in Section 6.14(a).

“Non-Controlled Joint Venture” means each of (a) Hsin Feng Chemical Corporation, (b) Lea (Hong Kong) International Limited, (c) Shanghai JacksonLea Polishing Materials Co., Ltd., (d) JacksonLea (Jiangmen) Polishing Materials Co., Ltd., and (e) Ningbo Industrial Power Brushes Ltd.

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Documents” has the meaning set forth in Section 6.5(c).

“Offering Shares” has the meaning set forth in Section 6.5(a).

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.10, Section 5.11 and Section 5.12.

“Parent Indemnifiable Claims” has the meaning set forth in Section 9.2(a).

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Parent Leakage” shall mean any of the following: (a) any dividend or other distributions declared, paid or made by Parent or any of its Subsidiaries to any Founder, any member of the Parent Board, any Parent equityholder or any Affiliate of any of the foregoing (other than to Parent or any wholly-owned Subsidiary of Parent); (b) any payments made or agreed to be made by Parent or any of its Subsidiaries to any such Person in respect of (or in consideration for the redemption, purchase or repayment of) shares of Parent Common Stock, shares or other securities, (c) any other return of capital being made to any such Person, (d) any payments made (including management fees, monitoring fees, service or directors’ fees, bonus or other compensation of any kind) or assets transferred by Parent or any of its Subsidiaries to, or any liabilities or obligations assumed or incurred by Parent or any of its Subsidiaries for the direct or indirect benefit of, any such Person; (e) the waiver by Parent or any of its Subsidiaries of any amount owed to it by any such Person or (f) the agreement or undertaking by Parent or any of its Subsidiaries to do any of the matters set out in the foregoing clauses (a) to (e), in each case other than as expressly required or permitted by the terms of this Agreement and/or the Ancillary Agreements (including any Permitted Parent Leakage).

“Parent Material Adverse Effect” shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement and to consummate the transactions contemplated hereby prior to the termination of Parent pursuant to Section 9.1(e) of the Certificate of Incorporation.

“Parent Proposed Amount” has the meaning set forth in Section 2.4(b)(ii).

“Parent SEC Documents” has the meaning set forth in Section 5.13.

“Parties”, and the correlative term “Party”, have the respective meanings set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not, or would not reasonably be expected to, materially interfere with any Group Company’s present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facility, (e) Liens which are not material, (f) Liens granted to any lender at the Closing in connection with any financing by Parent or Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (h) matters that would be disclosed by an accurate survey or inspection of the real property and (i) Liens described on Schedule 1.1.

“Permitted Parent Leakage” shall mean those items of Parent Leakage set forth in Schedule 1.1(a) or as set forth in the Parent SEC Documents.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning on or after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any audit, administrative action, arbitration, hearing, injunction, investigation, judgment, litigation, order, subpoena, suit, summons, testimony, or other proceeding involving or conducted by or on behalf of any Governmental Entity.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Prospectus” means that certain final prospectus of the Parent, dated August 8, 2013, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Share” means shares of Parent Common Stock comprising part of the units sold in connection with Parent’s initial public offering.

“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Date Funded Indebtedness, minus (e) the amount of Seller Expenses, minus (f) the Rollover Amount and minus (g) the Seller Insurance Payment (net of any deposit made by or on behalf of Seller or any Group Company pursuant to Section 9.5 prior to the Closing).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Refundable Amounts” has the meaning set forth in Section 6.2(h).

“Released Party” has the meaning set forth in Section 10.15.

“Representatives” has the meaning set forth in Section 6.8(c).

“Reviewable Document” means any press release or other public announcements or other statement with respect to the transactions contemplated by this Agreement.

“Rollover Amount” means the aggregate value of the Rollover Shares distributed to the Rollover Participants, as determined in good faith by the board of directors (or similar governing body) of Seller based on the Estimated Purchase Price (determined in accordance with Section 2.4(a)), the Rollover Commitment Letters and the Investor Rights Agreement, which aggregate value shall in no event be less than $35,000,000. For the avoidance of doubt and without limiting the foregoing, “Rollover Amount” shall include any additional amount elected to be contributed and transferred to Buyer by Saw Mill Capital LLC, Falcon Strategic Partners III, LP and/or Hamilton Lane Co-Investment Fund II, LP in accordance with Section 7.2(g).

“Rollover Commitment Letter” has the meaning set forth in the recitals to the Agreement.

“Rollover Distribution” has the meaning set forth in Section 2.1(a).

“Rollover Participant” has the meaning set forth in Section 2.1(a).

“Rollover Price” means the greater of (a) $10.265 per share and (b) the per share amount paid to redeem Offering Shares pursuant to the Offer.

“Rollover Shares” has the meaning set forth in Section 2.1(a).

“Rollover Transaction” has the meaning set forth in Section 2.1(a).

“R&W Policy” has the meaning set forth Section 9.5.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” has the meaning set forth in the first paragraph of ARTICLE 3.

“SEC” means the United States Securities and Exchange Commission, and any successor Governmental Entity.

“Section 280G” has the meaning set forth in Section 6.14(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication and to the extent unpaid as of the open of business on the Closing Date, the aggregate amount payable by the Group Companies and/or Seller for which any Group Company or Buyer could become liable after the Closing in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of Seller or any Group Company in connection with the consummation of the transactions contemplated by this

Agreement, including (a) the fees and expenses of R.W. Baird & Co., Moelis & Company and Kirkland & Ellis LLP and (b) any fees payable as of the Closing pursuant to the Management Services Agreement.

“Seller Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Seller Insurance Payment” has the meaning set forth in Section 9.5.

“Seller Proposed Amount” has the meaning set forth in Section 2.4(b)(ii).

“Solvent” has the meaning set forth in Section 5.6.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, greater than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), greater than fifty percent (50%) of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated greater than fifty percent (50%) of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall (x) include all Subsidiaries of such Subsidiary and (y) with respect to the Group Companies, exclude all Non-Controlled Joint Ventures.

“Subject Securities” has the meaning set forth in Section 6.20(a).

“Supporting Stockholder Agreement” has the meaning set forth in the recitals to the Agreement.

“Survival Period” means the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date.

“Target Net Working Capital” means an amount equal to $80,000,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund or information, return or statement with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 9.4(b).

“Transaction Tax Deductions” means, without duplication, the aggregate amount of (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by any Group Company in connection with or resulting from the Closing (or included as a liability in the Closing Net Working Capital); (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by any Group Company with respect to the payment of Closing Date Funded Indebtedness in connection with the Closing or included as a liability in Closing Net Working Capital; (c) all fees, costs and expenses incurred, directly or indirectly, by any Group Company in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent deductible, any such legal, accounting, investment banking, broker’s or management fees, costs and expenses; and (d) any employment Taxes with respect to the amounts set forth in clause (a) of this definition. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (c) above.

“Transfer Taxes” has the meaning set forth in Section 6.2(g).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trust Account” means that certain trust account at UBS Financial Services (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) established by Parent into which a portion of the proceeds received by Parent as a result of its initial public offering have been deposited for the benefit of Parent’s public stockholders.

“Trust Agreement” means that certain investment management trust agreement, dated as of August 8, 2013, between Parent and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trust Amount” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in the definition of Trust Account.

“Waived 280G Benefits” has the meaning set forth in Section 6.14(b).

ARTICLE 2

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Common Shares.

(a) The acquisition by the Rollover Participants of equity securities of Buyer pursuant to the terms of the Rollover Commitment Letters and the Investor Rights Agreement is referred to herein as the “Rollover Transaction”. To facilitate the Rollover Transaction, Seller acknowledges and agrees that, immediately prior to the Closing, Seller shall distribute to its members who have each signed a Rollover Commitment Letter (each such member, a “Rollover Participant”) outstanding Common Shares of the Company (collectively, the “Rollover Shares”, and such distributions, collectively, the “Rollover Distribution”), in each case, as consideration for the redemption of a portion of such Rollover Participant’s ownership interest in Seller as set forth in the respective Rollover Commitment Letter. As a material inducement to Seller and the Company to consent to the Rollover Transaction, notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that upon termination of this Agreement, each Rollover Commitment Letter shall automatically be terminated.

(b) In connection with the Closing, the Debt Financing will be funded to the Company and/or one or more of its Subsidiaries. At the Closing, the Company shall use a portion of the Debt Financing (or shall cause a portion of the Debt Financing to be used) to repay all obligations outstanding on the Closing Date under the Credit Facility. At the Closing, the Company shall use the remaining portion, as necessary, of the Debt Financing (or shall cause the remaining portion, as necessary, of the Debt Financing to be used) to redeem a portion of the Purchased Shares from Seller.

(c) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (and Parent shall cause Buyer to) purchase from Seller, and Seller will sell to Buyer, all of the Purchased Shares not redeemed in accordance with Section 2.1(b), free and clear of all Liens (other than transfer restrictions arising under securities law) in exchange for the remainder of the Estimated Purchase Price (subject to adjustment pursuant to Section 2.4). Upon the terms and subject to the conditions set forth in this Agreement, the Investor Rights Agreement and the respective Rollover Commitment Letters, at the Closing, Buyer shall (and Parent shall cause Buyer to) acquire from the Rollover Participants, and the Rollover Participants will contribute to Buyer, the Rollover Shares, free and clear of all Liens (other than transfer restrictions arising under securities law) in exchange for an amount of shares of common stock of Buyer equal to (i) to such Rollover Participant’s pro rata portion of the Rollover Amount (as set forth in the Rollover Commitment Letter to which such Rollover Participant is a party) divided by (ii) the Rollover Price. Parent, Buyer, Seller, the Rollover Participants and the Company respectively agree that they consider the consideration payable for the Purchased Shares and the Rollover Shares, as applicable, to represent the fair value of such Common Shares.

(d) The Parties intend that the purchase of the Purchased Shares by or on behalf of Buyer from Seller pursuant to this Section 2.1 be treated for U.S. federal income Tax purposes as a taxable purchase of common stock in the Company by Buyer from Seller, and that the Rollover Transaction be treated for U.S. federal income Tax purposes as a contribution of common stock in the Company by the Rollover Participants to Buyer in exchange for equity interests of Buyer in a transaction governed in part by Section 351 of the Code. The parties hereto agree to treat the transactions contemplated by this Agreement consistently with the foregoing in filing their U.S. federal income Tax Returns.

Section 2.2. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction (or waiver) of such conditions at the Closing) (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Buyer and Seller. For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of the open of business on the Closing Date.

Section 2.3. Deliveries at the Closing.

(a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer certificate(s) representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer.

(b) Deliveries by Buyer. At the Closing, Buyer shall (and Parent shall cause Buyer to) pay the Estimated Purchase Price in accordance with the provisions set forth in Section 2.4(a).

(c) Other Deliveries. At the Closing, each Party shall deliver (or cause to be delivered) all of the certificates, instruments and other documents required to be delivered by such Party pursuant to ARTICLE 7 with respect to the Closing.

Section 2.4. Purchase Price.

(a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall (or shall cause the Company to) deliver to Parent a good faith calculation of the Purchase Price based upon (i) the Enterprise Value and the unpaid portion of the Seller Insurance Payment and (ii) Seller’s good faith estimate of (A) the Net Working Capital Adjustment (which may be a negative number), (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Seller Expenses and (E) the Rollover Amount (such calculation of the Purchase Price, the “Estimated Purchase Price”), which shall include supporting documentation. The Buyer and Seller shall negotiate in good faith to come to an agreement as to the calculation of the Estimated Purchase Price prior to the Closing; provided, if Buyer and Seller are unable to come to such an agreement prior to the Closing, (x) if the difference between the Buyer’s proposed Net Working Capital Adjustment and the Seller’s proposed Net Working Capital Adjustment is less than or equal to $1,000,000, then the Buyer’s proposed Net Working Capital Adjustment figure shall be used for the purposes of calculating the Estimated Purchase Price, or (y) if such difference is greater than $1,000,000, then the Net Working Capital Adjustment figure used for the purposes of calculating the Estimated Purchase Price shall be zero (0). At the Closing, Parent and Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i) the Adjustment Escrow Amount shall be deposited into the applicable escrow account established pursuant to (and the Adjustment Escrow Amount shall be held by the Escrow Agent in accordance with the terms of) an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into as of the Closing by and among Seller, Parent and the Escrow Agent and (B) substantially in the form of Exhibit B attached hereto;

(ii) the Indemnification Escrow Amount shall be deposited into the applicable escrow account established pursuant to (and the Indemnification Escrow Amount shall be held by the Escrow Agent in accordance with the terms of) Escrow Agreement; and

(iii) to Seller, an amount equal to (A) the Estimated Purchase Price, minus (B) the Adjusted Escrow Amount, minus (C) the Indemnification Escrow Amount, to an account specified by Seller at least one (1) day prior to Closing.

(b) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Parent shall prepare (and deliver to Seller) Parent’s good faith proposed calculation of the Purchase Price, together with Parent’s good faith proposed calculations of the Net Working Capital Adjustment and the amounts of Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Rollover Amount, in each case, including the components thereof and in a manner consistent with the definitions thereof (which calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”). Notwithstanding anything to the contrary set forth herein, if Parent fails to timely deliver the Proposed Closing Date Calculations, then, at the election of Seller in its sole discretion, either: (A) the Actual Adjustment shall be deemed to equal zero; or (B) Seller shall retain a nationally recognized independent accounting firm to provide an audit of the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.4(b), the determination of such accounting firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable; provided, however, that Seller reserves any and all rights granted to it in this Agreement. In connection with the foregoing, the Company shall, and shall cause each other Group Company to, make its financial records available to such accounting firm in connection with its services and all fees and expenses of such accounting firm shall be paid (or caused to be paid) by Parent.

(ii) If Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Parent within thirty (30) days of timely receiving the Proposed Closing Date Calculations, the Parties each agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment, Cash and Cash Equivalents,

Closing Date Funded Indebtedness, Seller Expenses, Rollover Amount and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). If Seller delivers a Purchase Price Dispute Notice to Parent within such 30-day period, Parent and Seller shall use commercially reasonable efforts to resolve all disputes set forth therein during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from Seller and all such discussions related thereto shall (unless otherwise agreed by Parent and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state law or rule. If Seller and Parent do not agree upon a final resolution with respect to such disputed items within such 30-day period, then Seller and Parent shall engage, and the remaining items then in dispute shall be submitted immediately to, a nationally recognized accounting firm mutually acceptable to Parent and Seller. If Parent and Seller are unable to agree on the choice of such accounting firm within ten (10) Business Days after the expiration of the aforementioned 30-day period, then Parent and Seller shall select a nationally recognized accounting firm by lot (after excluding their respective regularly used accounting firms). The accounting firm so agreed to or selected (the “Accounting Firm”) shall be required to render a determination of the applicable disputes within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. Parent and Seller shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or Seller, on the other hand. Parent and Seller shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Parent and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Parent, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Parent; provided that such fees shall ultimately be borne by Parent, if the Accounting Firm resolves the disputed items in favor of the aggregate amount for all such items set forth in the Purchase Price Dispute Notice (the “Seller Proposed Amount”), and by Seller, if the Accounting Firm resolves the disputed items in favor of the aggregate amount for all such items set forth in the Proposed Closing Date Calculations (the “Parent Proposed Amount”). In resolving the disputed items, the Accounting Firm shall (i) limit its review to determining whether, considering all such disputed items, the Parent Proposed Amount or the Seller Proposed Amount is more consistent with the related definitions of Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price set forth in this Agreement, and (ii) resolve all such disputed items by choosing such aggregate amount (i.e., the Seller Proposed Amount or the Parent Proposed Amount) that it determines to be more consistent with such definitions. Absent manifest error, such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder (including the determination of the Actual Adjustment). The Proposed Closing Date Calculations shall be revised, if necessary, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses, Rollover Amount and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Each Group Company shall, and the Parent shall cause each Group Company to, (A) make its accounting books, financial records and personnel available to Seller, its accountants and other representatives and the Accounting Firm at reasonable times during the review by Seller and/or the Accounting Firm of, and the resolution of any disputes arising in connection with, the Proposed Closing Date Calculations or any Purchase Price Dispute Notice and (B) not take any action with respect to the accounting books, records, policies and procedures of the Group Companies that would obstruct or prevent the preparation of, or the resolution of disputes arising in connection with, the Proposed Closing Date Calculations or any Purchase Price Dispute Notice as provided in this Section 2.4(b). Parent shall, and shall cause each Group Company to, cooperate in the review of the Proposed Closing Date Calculations and any Purchase Price Dispute Notice, including by providing customary certifications to Seller or, if requested, to Seller’s auditors or the Accounting Firm.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then (A) Parent and Buyer shall pay (or shall cause to be paid) to Seller an amount in cash equal to such positive amount (plus interest thereon at a rate of 5.00% per annum (the “Agreed Rate”) from the Closing Date through the date of such payment) and (B) all funds in the Adjustment Escrow Account shall be released to Seller. Parent and Seller shall take all actions required to cause the Escrow Agent to make all disbursements, and Parent shall make (or cause to be made) all payments, required pursuant to this Section 2.4(c)(i), by wire transfer of immediately available funds (to the account(s) designated by Seller) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b).

(ii) If the Actual Adjustment is a negative amount, then Parent shall be entitled to receive a cash disbursement from the Adjustment Escrow Amount equal to the absolute value of such negative amount (plus interest thereon at the Agreed Rate from the Closing Date through the date of such disbursement); provided, however, in the event that the Adjustment Escrow Amount is insufficient to pay Parent the full value of such negative amount, the Indemnifying Parties shall pay Parent any amount owed in excess of the Adjustment Escrow Amount. Notwithstanding anything to the contrary in this Agreement, after all disbursements required to be made to Parent (or its designee) pursuant to this Section 2.4(c)(ii) have been made by the Escrow Agent, if any funds remain in the Adjustment Escrow Account, such remaining funds shall be disbursed to Seller (or its designee). The Parties shall take all actions required to cause the Escrow Agent to make all disbursements required pursuant to this Section 2.4(c)(ii) by wire transfer of immediately available funds (to the applicable accounts designated by Parent and Seller, as applicable) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b).

Section 2.5. Payment of Funded Indebtedness and Seller Expenses. On the Closing Date, contemporaneously with the consummation of the transactions contemplated by this Agreement and on behalf of the Group Companies and Seller, Parent and Buyer shall pay, or shall cause the Group Companies to pay, in cash by wire transfer of immediately available funds, the Closing Date Funded Indebtedness set forth on Schedule 2.5 and the Seller Expenses to such Persons entitled thereto, in each case, in the amounts set forth on the calculation of Estimated Purchase Price delivered hereunder and pursuant to wire instructions provided by Seller at least one (1) day prior to the Closing. On or prior to the Closing, the Company shall obtain customary payoff letters with respect to each debt facility, instrument or Lien set forth on Schedule 2.5 being repaid or terminated (as applicable) in connection with the payment of Closing Date Funded Indebtedness.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent and Buyer concurrently with the execution and delivery of this Agreement (the “Schedules”), the Company hereby represents and warrants to Parent and Buyer as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each Group Company and to the knowledge of the Company, each Non-Controlled Joint Venture, is a limited liability company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable in such jurisdiction, in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company and to the knowledge of the Company, each Non-Controlled Joint Venture, has the requisite corporate, limited liability company, partnership, limited company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) Each Group Company and, to the knowledge of the Company, each Non-Controlled Joint Venture is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Company Material Adverse Effect.

(c) No Group Company is in default under or in violation of any material provision of such Group Company’s Governing Documents.

Section 3.2. Capitalization of the Group Companies.

(a) The Common Shares comprise all of the Company’s authorized capital stock that are issued and outstanding, and all of the Common Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). There are no outstanding (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the

Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company or, the knowledge of the Company, any Non-Controlled Joint Venture is a party or is otherwise obligated relating to any equity securities of the Company.

(b) No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company and, to the knowledge of the Company, each Non-Controlled Joint Venture with respect to each Person of which such Group Company and, as applicable, each Non-Controlled Joint Venture owns, directly or indirectly, any equity or equity-related securities. Except as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of the Company and, to the knowledge of the Company, each Non-Controlled Joint Venture, in each case, (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s or Non-Controlled Joint Venture’s jurisdiction of formation) have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights (except to the extent provided by applicable law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and, except with respect to each Non-Controlled Joint Venture, are majority owned, beneficially and of record, by another Group Company. There are no outstanding (i) equity securities of any Subsidiary of the Company or, to the knowledge of the Company, of any Non-Controlled Joint Venture, (ii) securities of any Subsidiary of the Company or, to the knowledge of the Company, of any Non-Controlled Joint Venture having the right to vote on any matters on which the holders of equity securities of such Subsidiary may vote or which are convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any Non-Controlled Joint Venture, (iii) options or other rights to acquire from any Subsidiary of the Company or, to the knowledge of the Company, any Non-Controlled Joint Venture and no obligation of any Subsidiary of the Company or, to the knowledge of the Company, any Non-Controlled Joint Venture, to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any such Non-Controlled Joint Venture or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company or, to the knowledge of the Company, Non-Controlled Joint Venture is a party or is otherwise obligated relating to any equity securities of any of the Company’s Subsidiaries.

Section 3.3. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be when delivered at the Closing) duly executed and delivered by the Company and constitutes (and, with respect to each of the Ancillary Documents to which the Company will be a party, will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4. Financial Statements; Undisclosed Liabilities; Book and Records.

(a) Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”) (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2013, 2012 and 2011 and the related consolidated statements of operations, shareholders’ equity and cash flows for the twelve (12) month periods ended December 31, 2013, 2012 and 2011, and (ii) the unaudited consolidated balance sheet of the Group Companies as of January 31, 2014 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the one (1) month period ending on such date. The Financial Statements (x) have been prepared from the books and records of the Group Companies in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (y) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(b) Except for matters reflected or reserved against in the Financial Statements, no Group Company has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) would not have a Company Material Adverse Effect.

(c) The books and records of the Group Companies accurately and fairly, in all material respects, reflect the operations and conduct of business by the Group Companies. Each Group Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed only in accordance with the respective management’s authorization, (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance policies maintained by such Group Company and (iii) access to assets is permitted only in accordance with the respective management’s authorization; and (iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

Section 3.5. Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for (a) compliance with filings under, and applicable consents, waivers, authorizations, and clearances obtained under, the HSR Act and all other applicable antitrust, competition or similar law, rules, regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder), (b) those the failure of which to obtain or make would not have an adverse effect which is material on the Group Companies and the Non-Controlled Joint Ventures, taken as a whole, (c) applicable requirements, if any, under the DGCL and federal or state securities or “blue sky” laws, and (d) those that may be required solely by reason of Parent’s and/or Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery nor performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (w) conflict with or result in any breach of any material provision of any Group Company’s or, to the knowledge of the Company, any Non-Controlled Joint Venture’s Governing Documents, (x) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract or any Material Lease, (y) violate any material order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture or any of their respective material properties or assets, or (z) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture.

Section 3.6. Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease, as of the date of this Agreement, no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture is a party to or bound by any of the following written contracts or agreements (to the extent any such contract or agreement remains in effect as of the date hereof):

(i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of $250,000 (other than any “at-will” contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(ii) agreement or indenture relating to (A) an Intercompany Loan or (B) Funded Indebtedness, except for Funded Indebtedness for an amount less than $2,000,000;

(iii) lease or agreement under which any Group Company or Non-Controlled Joint Venture is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) lease or agreement under which any Group Company or Non-Controlled Joint Venture is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(v) material partnership agreements joint venture agreements, strategic alliances and similar contracts relating to the Group Companies or the Non-Controlled Joint Ventures;

(vi) any contracts (other than purchase orders for sales of products or services in the ordinary course of business) with any customer or supplier set forth on Schedule 3.20;

(vii) agreement, contract or commitment prohibiting any Group Company or Non-Controlled Joint Venture from freely engaging in any material business;

(viii) collective bargaining or other agreement with any labor union or similar employee organization;

(ix) any contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any material Group Company IP Rights or agreement pursuant to which any Group Company or Non-Controlled Joint Venture grants or receives a license to use any material Intellectual Property Rights (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(x) contract, arrangement or understanding that relates to the future disposition or acquisition of material assets or properties by any Group Company or Non-Controlled Joint Venture, or any merger or business combination with respect to any Group Company or Non-Controlled Joint Venture;

(xi) contract, arrangement or understanding requiring or providing for any capital expenditure in excess of $2,500,000;

(xii) material interest rate, currency, or other hedging contract, arrangement or understanding;

(xiii) contract, arrangement or understanding containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or

(xiv) other contract, arrangement or understanding not of the types described above in this Section 3.6(a) that, individually or together with any other contract, arrangement or understanding, involves consideration in excess of $2,500,000 (or, in the case of expenditures by the Company, $1,500,000) in the current fiscal year of the Group Companies.

(b) As of the date hereof, each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the applicable Non-Controlled Joint Venture party thereto and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each (i) such Non-Controlled Joint Venture and (ii) other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The applicable Group Company and, to the knowledge of the Company, each applicable Non-Controlled Joint Venture has performed all material obligations required to be performed by it under such Material Contracts, and none of the Group Companies or, to the knowledge of the Company, the other parties thereto are in material breach or material default thereunder and no event has occurred which would permit termination, modification or acceleration of any Material Contract by any party thereto, except that, in order to avoid a default, violation, or breach under any Material Contract, the consent of, or notice to, the counterparty(ies) to such Material Contract may be required in connection with the transactions contemplated hereby. As of the date of this Agreement, no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture has received written notice of any current default under any Material Contract. None of the Group Companies or, to the knowledge of the Company, no Non-Controlled Joint Venture has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any such written notice from any other party thereto.

Section 3.7. Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (i) there has not been any Company Material Adverse Effect, (ii) each Group Company has conducted its business in the ordinary course and (iii) no Group Company has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of Parent in accordance with Section 6.1(b).

Section 3.8. Litigation. As of the date of this Agreement, (a) there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture before any Governmental Entity which, and (b) no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole. No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture has filed or intends to file any suit, litigation, arbitration, claim or action against any other Person.

Section 3.9. Compliance with Applicable Law. The Group Companies, and, to the knowledge of the Company, the Non-Controlled Joint Ventures hold, as of the date hereof, all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, except for failures (a) to hold such permits, licenses, approvals, certificates and authorizations or (b) to make such declarations and filings, in each case, which would not have an adverse effect which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole. As of the date of this Agreement, the business of the Group Companies and, to the knowledge of the Company, the business of each Non-Controlled Joint Venture is operated in material compliance with, and, to the Company’s knowledge, each of the officers, directors and key employees of such Persons are in compliance and, have complied, in all material respects, with all applicable laws, rules, regulations, codes, ordinances and orders of all applicable Governmental Entities. There is no suit, claim or action pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any alleged material violation by any Group Company or, to the Company’s knowledge, any Non-Controlled Joint Venture or officer, director or key employee of any of such Person, of any law, rule, regulation, code, ordinance or order of any Governmental Entity. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), or employee benefit matters (which is the subject of Section 3.10).

Section 3.10. Employee Benefit Plans.

(a) Schedule 3.10(a) lists all Employee Benefit Plans and Foreign Benefit Plans.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is a plan that is subject to Title IV of ERISA, no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than as required by COBRA, and no Group Company has any obligation to contribute to a Multiemployer Plan that is subject to Title IV of ERISA.

(c) Except as would not have a Company Material Adverse Effect, each Employee Benefit Plan has been maintained and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable laws including, the Health Insurance Portability and Accountability Act, and all material contributions and premium payments required to have been paid with respect to each Employee Benefit Plan have been made. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(e) No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company.

(f) No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(g) With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable and within the Company’s possession or control, of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(h) Except as would not have a Company Material Adverse Effect, each Foreign Benefit Plan has been maintained and administered in compliance with its terms and the requirements of all applicable laws.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) except as set forth on Schedule 3.10(i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due on the Closing Date, or any increase in the amount of any payment, compensation or benefit due on the Closing Date, to any current or former employee of any Group Company, (iii) the acceleration of the time of payment or vesting or the funding of any compensation or benefits, or (iv) any new material obligation pursuant to any Employee Benefit Plan or Foreign Benefit Plan. As of the Closing, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the payment of any amount that will not be deductible under Section 280G of the Code.

(j) There is currently no material audit or investigation by any Governmental Entity or any claim (other than routine claims for benefits in the ordinary course) or material action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation against or involving any Employee Benefit Plan.

(k) Since the date of the Latest Balance Sheet, other than in the ordinary course of business, no Group Company has communicated to any of its employees or formally adopted or authorized any additional Employee Benefit Plan or any material change in or termination of any existing Employee Benefit Plan.

(l) Except as would not be material, Seller has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan) all persons who have performed services for or on behalf of any Group Company.

Section 3.11. Environmental Matters.

(a) The Group Companies and, to the knowledge of the Company, all Non-Controlled Joint Ventures, are in compliance in all material respects with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Group Companies and, to the knowledge of the Company, all Non-Controlled Joint Ventures, hold and are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(c) There is no judicial proceeding or order of any Governmental Entity pending or, to the knowledge of the Company, threatened by a third party against any Group Company and, to the knowledge of the Company, any Non-Controlled Joint Ventures, alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(d) No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Ventures, has received in the past two years any currently unresolved written notice of any material violation of, or material liability under (including any investigatory, corrective or remedial obligation), any Environmental Laws.

(e) No hazardous materials have either been released by any Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) or have otherwise directly caused contamination (other than the presence of asbestos-containing materials that are not required under applicable Environmental Laws to be abated) at, on or under the Owned Real Property or Leased Real Property, and no Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) has generated, treated, stored, released, transported or arranged for transportation or disposal of any hazardous material at or from any location except, in either case as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(f) No Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) has identified Hazardous Substance contamination at or is remediating Hazardous Substances at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(g) No Group Company (or, to the knowledge of the Company, any Non-Controlled Joint Venture) has (a) contractually assumed any liability of any other Person (other than a Group Company) arising out of or pursuant to Environmental Law or (b) is subject to any unresolved consent decrees, administrative or judicial orders, judgments, or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(h) The Company has provided or otherwise made available to Parent and Buyer all material environmental audits, reports, and assessments concerning the business of the Group Companies and its past and current properties, facilities or operations that are in the possession of Seller or any of the Group Companies.

(i) This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws.

Section 3.12. Intellectual Property.

(a) To the Company’s knowledge, the Group Companies and the Non-Controlled Joint Ventures own, license or otherwise have the right to use the material Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted, free and clear of encumbrances (collectively, the “Group Company IP Rights”). Schedule 3.12(a) sets forth a list of patents, patent applications, material unregistered trademarks, trademark registrations, trademark applications and copyright registrations owned by any Group Company. To the Company’s knowledge, all of the Group Company IP Rights listed on Schedule 3.12(a), and the registrations and applications listed therein, are valid and in full force and effect. There is not pending against any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture, any action by any third party contesting the use or ownership of any Group Company IP Rights owned by any Group Company. Further, (i) to the Company’s knowledge, the conduct of the business of the Group Companies and the Non-Controlled Joint Ventures as currently conducted have not, does not and will not infringe, violate or misappropriate any Intellectual Property Rights of any third party, and, in the past three (3) years, the conduct of the business of the Group Companies and the Non-Controlled Joint Ventures has not infringed, violated or misappropriated the same; (ii) in the past three (3) years, the Company has not received any written communication, and no action has been instituted, settled or threatened, that alleges any such infringement, violation or misappropriation; (iii) in the past three (3) years, the Company has not received any opinion of counsel (whether internal or external, written or oral) relating to infringement, validity or enforceability of any Group Company IP Rights; and (iv) to the Company’s knowledge, no third party is infringing or misappropriating any material Group Company IP Rights owned by any Group Company or Non-Controlled Joint Venture.

(b) The Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures, use commercially reasonable efforts to reasonably maintain and protect each item of Intellectual Property owned by such Person which is material to their businesses, including maintaining the confidentiality of their confidential or proprietary information. Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any material Intellectual Property. Substantially all current salaried employees of the Group Companies have executed confidentiality and work-for-hire agreements that accord the Group Companies ownership rights, including, as necessary, by assignment, with respect to all Intellectual Property created by such employees in the course of their employment, and, to the knowledge of the Company, no such employee is in violation thereof.

(c) The computer systems, including software, used by the Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures in the conduct of their respective businesses (collectively, the “Group Company Systems”) are sufficient in all material respects for the immediate needs of the Group Companies’ and Non-Controlled Joint Ventures’ respective businesses as they are currently conducted. In the last twelve (12) months, there has not been any material failure with respect to any of the Group Company Systems that has not been remedied in all material respects. The Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures have in place commercially reasonable measures to protect the confidentiality, integrity and security of the Group Company Systems (and all information and transactions stored or contained therein) against any unauthorized use, access or corruption. The Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures.

(d) Notwithstanding anything to the contrary herein, the representations and warranties in this Section 3.12 and Section 3.6(a)(ix) constitute the exclusive representations and warranties with respect to Intellectual Property Rights.

Section 3.13. Labor Matters. Except as set forth on Schedule 3.13, no Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture is a party to any collective bargaining agreement with respect to its employees. There is no labor strike, labor dispute, work stoppage or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture. To the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company or Non-Controlled Joint Venture and no unfair labor practice charge or complaint has been served on any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture. No Group Company and, to the knowledge of the Company, no Non-Controlled Joint Venture has engaged in any plant closing or employee layoff activities since the date of the Latest Balance Sheet that would violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

Section 3.14. Insurance. Schedule 3.14 contains a list of all material policies of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and no notice of cancellation, termination, material reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any such policy.

Section 3.15. Tax Matters.

(a) Each Group Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable law all Group Company Tax Returns, each of which is true, correct and complete, and

(ii) duly and timely paid in full, or caused to be paid in full, all Group Company Taxes due and payable on or prior to the Closing Date.

(b) No extension of time to file any Group Company Tax Return, which Group Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Group Company, Group Company Tax or Group Company Tax Return. Since January 1, 2010 no Group Company has been a member of an affiliated group filing a consolidated return, other than a group for which another Group Company was the parent.

(c) Each Group Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Code Section 3402).

(d) There is no lien for any Tax upon any asset or property of any Group Company (except for any statutory lien for any Tax not yet due).

(e) No Proceeding related to Taxes is pending, threatened or proposed with regard to any Group Company, Group Company Tax or Group Company Tax Return.

(f) No statute of limitations for any ongoing Proceeding relating to any Group Company Tax or any Group Company Tax Return has been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any Group Company Tax or Group Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(h) No jurisdiction where no Group Company Tax Return has been filed or no Group Company Tax has been paid has made a claim for the payment of any Group Company Tax or the filing of any Group Company Tax Return.

(i) No Group Company is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(j) No Group Company is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k) No Group Company has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

Section 3.16. Brokers. No broker, finder, financial advisor or investment banker, other than R.W. Baird & Co. and Moelis & Company (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company for which any Group Company, Parent or Buyer would become liable after the Closing.

Section 3.17. Real and Personal Property.

(a) Real Property. Schedule 3.17(a) sets forth (i) a list of all real property owned as of the date hereof by any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture (such real property, the “Owned Real Property”) and (ii)whether as lessee or lessor, a list of all leases (each a “Material Lease”) of real property (such real property, the “Leased Real Property”) to which any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture is a party or by which any of them is bound, in each case, as of the date of this Agreement, except for any lease or agreement pursuant to which any Group Company or, to the knowledge of the Company, any Non-Controlled Joint Venture holds Leased Real Property under which the aggregate annual rental payments do not exceed $500,000. The Company or, its applicable Subsidiaries or, to the knowledge of the Company, the applicable Non-Controlled Joint Ventures have good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens. Each Material Lease is valid and binding on the Group Company and, to the knowledge of the Company, the Non-Controlled Joint Venture party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each of the Group Companies and, to the knowledge of the Company, each (x) Non-Controlled Joint Venture and (y) other party thereto, as applicable, has performed in all material respects all material obligations required to be performed by it under each Material Lease. With respect to each Material Lease, the other party to such lease is not an Affiliate of Seller. The Group Companies have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. The Group Companies have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Group Companies.

(b) Personal Property. As of the date of this Agreement, the Group Companies and, to the knowledge of the Company, the Non-Controlled Joint Ventures collectively own or hold under valid leases all material machinery, equipment and other tangible personal property necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens. Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), is free from material defects, and has been reasonably maintained.

Section 3.18. Transactions with Related Parties. Schedule 3.18 sets forth all material arrangements between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company or any employee of any Group Company who is not an executive officer of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date. To the Company’s knowledge, none of the Group Companies and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19. Absence of Certain Payments. As of the date of this Agreement, to the Company’s knowledge, no Group Company, Non-Controlled Joint Venture nor any representative, consultant or agent thereof acting on any Group Company’s or Non-Controlled Joint Venture’s behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.20. Customers and Suppliers. Schedule 3.20 sets forth a list of the Group Companies’ twenty-five (25) largest customers and the twenty-five (25) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ending December 31, 2013, showing the approximate total sales by the Group Companies to each such customer and the approximate total purchases by the Group Companies from each such supplier, during each such period. No such supplier or customer listed on Schedule 3.20, has (a) terminated its relationship with any of the Group Companies, (b) reduced its business with any of the Group Companies or adversely modified its relationship with the Group Companies as a whole, (c) notified any of the Group Companies in writing of its intention to take any such action, or (d) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings, in each case, that would be material to the Group Companies taken as a whole.

Section 3.21. Company Information. None of the information supplied or to be supplied by the Company relating to Seller, any Group Company and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in such filings and/or mailings). No representation or warranty is made by Seller, the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Parent, Buyer or any of their respective Affiliates.

Section 3.22. State Takeover Statutes. To the knowledge of the Company, no state takeover statute applies or purports to apply to any Group Company or any of its Subsidiaries with respect to this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby.

Section 3.23. Products. Except as would not reasonably be expected to have a Material Adverse Effect, since December 31, 2011, no Group Company nor, to the knowledge of the Company, any Non-Controlled Joint Venture has, whether voluntarily or as a result of any action by any Governmental Entity or trade or consumer group or demand of any customer, generally recalled or withdrawn (or been requested in writing to recall or withdraw) a product for any reason, including any manufacturing or labeling defect or any other product safety issue, or issued any press release or public statements advising its customers or consumers of its products to treat such products in any manner other than in the ordinary course.

Section 3.24. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE GROUP COMPANIES AND THEIR AFFILIATES (OTHER THAN SELLER PURSUANT TO ARTICLE 4) DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND THE GROUP COMPANIES AND THEIR AFFILIATES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, Seller hereby represents and warrants to Parent and Buyer as follows:

Section 4.1. Organization and Qualification; Subsidiaries. Seller is a limited liability company duly organized, validly existing and, in good standing under the laws of the State of Delaware. Seller has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would prevent or materially delay Seller’s performance of its obligations hereunder.

Section 4.2. Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby.

The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby have been (and such Ancillary Documents to which Seller will be a party will be when delivered at the Closing) duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been (and each of the Ancillary Documents to which Seller will be a party will be when delivered at the Closing) duly executed and delivered by Seller and constitute (and, with respect to each of the Ancillary Documents to which Seller will be a party, will constitute when delivered at the Closing) the valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the Ancillary Documents to which the Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons thereto), enforceable against Seller in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for (a) compliance with filings under, and applicable consents, waivers, authorizations, and clearances obtained under, the HSR Act and all other applicable antitrust, competition or similar law, rules, regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder), (b) those the failure of which to obtain or make would not have a material adverse effect on Seller’s ownership of the Common Shares or otherwise prevent or materially delay the Closing and (c) those that may be required solely by reason of Parent’s and/or Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of Seller’s Governing Documents, (2) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which Seller is a party or (3) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (2) through (3) above, would have a material adverse effect on Seller’s ownership of the Common Shares or otherwise prevent or materially delay the Closing

Section 4.4. Title to the Common Shares; Ownership of Seller. As of the date hereof, Seller owns of record and beneficially all of the Common Shares and Seller has good and valid title to such Common Shares, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). As of immediately prior to the Closing, after giving effect to the Rollover Distribution and the Rollover Transaction, Seller will be the record and beneficial owner of the Purchased Shares and Seller will have good and valid title to the Purchased Shares (and, assuming no action is taken by any Rollover Participant that would result in any such Lien after the Rollover Distribution, the Rollover Participants will be the record and beneficial owner of the Rollover Shares and will have good and valid title to the Rollover Shares), free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

Section 4.5. Litigation. As of the date hereof, (a) there is no material suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller before any Governmental Entity which, and (b) Seller is not subject to any material outstanding order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on Seller’s ownership of the Common Shares, or otherwise prevent or materially delay the Closing.

Section 4.6. Brokers. No broker, finder, financial advisor or investment banker, other than R.W. Baird & Co. (whose fees shall be included in Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which any Group Company, Parent or Buyer would become liable after the Closing.

Section 4.7. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 4 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant to Seller and the Company as follows:

Section 5.1. Organization. Such Party is a company limited by shares or limited liability company (as applicable), duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated by the Ancillary Documents to which such Party is a party. Such Party has delivered to Seller true, correct and complete copies of its Governing Documents in effect as of the date of this Agreement. Such Party is not in default under or in violation of any provision of such Group Company’s Governing Documents.

Section 5.2. Authority. Such Party has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which such Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Party and no other proceeding (including by its equityholders) on the part of such Party is necessary to authorize this Agreement and the Ancillary Documents to which such Party is a party or to consummate the transactions contemplated hereby. No vote of such Party’s equityholders is required to approve this Agreement or for Parent and/or Buyer to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which such Party is a party will be when executed and delivered by such Party at the Closing) duly and validly executed and delivered by such Party and constitutes (and, with respect to each of the Ancillary Documents to which such Party will be a party, will constitute) a valid, legal and binding agreement of such Party (assuming this Agreement has been and the Ancillary Documents to which such Party is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against such Party in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3. Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Seller’s representations and warranties contained in Section 4.3, no material notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Party will be a party or the consummation by such Party of the transactions contemplated hereby or thereby, except for (a) compliance with filings under, and applicable consents, waivers, authorizations, and clearances obtained under, the HSR Act and all other applicable antitrust, competition or similar law, rules, regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder), and (b) those set forth on Schedule 5.3. Neither the execution, delivery and performance by such Party of this Agreement and the Ancillary Documents to which such Party will be a party nor the consummation by such Party of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of such Party’s Governing Documents, (2) result in a violation or breach of, or cause acceleration, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of its properties or assets may be bound, or (3) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to such Party or any of such Party’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (2) and (3) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, including the payment of the Purchase Price and other amounts to be paid or caused to be paid by Parent at the Closing.

Section 5.4. Absence of Changes. Between the date of such Party’s formation, as the case may be, and the date of this Agreement, (a) there has not been a Parent Material Adverse Effect and (b) each of Parent and Buyer has conducted its business only in the ordinary course of business.

Section 5.5. Brokers. No broker, finder, financial advisor or investment banker, other than C&Co/Prince Ridge LLC and Stifel, Nicolaus & Company, Incorporated is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Party or any of its Affiliates for which Seller, or (prior to the Closing) any Group Company, may become liable.

Section 5.6. Solvency. Such Party is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or its Subsidiaries. After giving effect to the transactions contemplated by this Agreement, including the payment of the Purchase Price, redemption amounts and all related fees and expenses required to be paid by such Party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, such Party will be Solvent as of and after the Closing. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature or otherwise become due; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.7. Transactions with Related Parties. Schedule 5.7 sets forth all material arrangements between the Parent and/or Buyer, on the one hand, and Affiliates of either Party (other than any employee of Parent and/or Buyer who is not an executive officer of such Party), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 5.7 and to the knowledge or Parent and Buyer, none of Parent, Buyer and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Buyer) which is a material client, supplier, customer, lessor, lessee, or competitor of Parent or Buyer. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Schedule 5.7.

Section 5.8. Financing.

(a) Parent has received and accepted an executed and binding commitment letter dated as of the date of this Agreement (the “Debt Commitment Letter”), a true, complete and correct copy of which is attached as Exhibit C, from the financial institutions party thereto (the “Lenders”) pursuant to which the Lenders have committed to provide, upon the terms and subject to the satisfaction of the conditions set forth therein, the full amount of the debt financing stated therein (the “Debt Financing”). A true, complete and correct copy of the fee letter—subject to redaction in respect of fee amounts and “flex” provisions that do not affect the availability of the Debt Financing—executed in connection with the Debt Financing is also attached as Exhibit C (the “Fee Letter”).

(b) Except as expressly set forth in the Debt Commitment Letters and the Fee Letter, there are no conditions precedent to the respective obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no side letters or other agreements, contracts or arrangements (except for the Debt Commitment Letter, the Fee Letter and any related engagement letters) relating to the funding or investing, as applicable, of the full amount of the Debt Financing or otherwise affecting the availability of the Debt Financing. Parent does not have any reason to believe that either it or Buyer will be unable to satisfy on a timely basis all terms and conditions in the Debt Commitment Letter to be satisfied by such Party as a condition to the Debt Financing on or prior to the Closing Date, nor does Parent have knowledge that any of the Lenders will not perform its obligations thereunder.

(c) As of the date hereof and as of the Closing, the Debt Financing, if funded in accordance with the Debt Commitment Letter and Fee Letter, together with the Trust Amount (less any payments required therefrom to redeem shares of Parent Common Stock in connection with the Offer but assuming the condition set forth in Section 7.2(g) is satisfied in full at Closing), would provide Parent with cash proceeds in an amount sufficient for payment of the Purchase Price in accordance with the terms of this Agreement, all amounts required to redeem Public Shares in accordance with the Offer, and all related fees and expenses.

(d) The Debt Commitment Letter is in full force and effect and is valid, binding and enforceable against Parent and the other parties thereto in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letter. The Debt Commitment Letter has not been (on or prior to the date of this Agreement) or, except as permitted by Section 6.8(a), will not have been (as of the Closing Date) amended, restated or otherwise modified or waived and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified, waived or rescinded on or prior to the date of this Agreement. No amendment, restatement or other modification of the Debt Commitment Letter and no withdrawal, termination, amendment or modification of the financing commitments in the Debt Commitment Letter is contemplated by Parent or any of its Affiliates or any other party thereto. Parent has paid in full any and all fees and expenses that are payable pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will timely pay in full any such amounts as they become due.

Section 5.9. Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to Parent’s shareholders with respect to the Offer and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents). No representation or warranty is made by the Parent or Buyer with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Seller or any Group Company.

Section 5.10. Trust Account. As of the date hereof, Parent has approximately $177,075,000 (the “Trust Amount”) in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Amount may, however, be reduced in accordance with the express terms of the Trust Agreement.

Section 5.11. Listing. The Parent Common Stock is quoted on the Nasdaq Capital Market (“Nasdaq”).

Section 5.12. Parent Board Approval. The Parent Board (including any required committee or subgroup of such board), at a meeting duly called and held and acting upon the unanimous recommendation of the independent disinterested members of the Parent Board, has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (b) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby are in the best interests of Parent and its stockholders, and (c) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s Governing Documents.

Section 5.13. Parent SEC Documents and Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (a) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (b) its Current Reports on Form 8-K filed since the effectiveness of its registration statement on Form 8-A, (c) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (a), (b), and (c) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.13, the term “file” shall be shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 5.14. Buyer. Buyer was formed in the state of Delaware on March 11, 2014. Buyer has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement, the Ancillary Agreements to which it is a party and all of the transactions contemplated hereby and thereby. Other than Buyer, Parent has no Subsidiaries. Buyer has no Subsidiaries.

Section 5.15. Acknowledgment and Representations by Parent and Buyer. Each of Parent and Buyer acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and the Non-Controlled Joint Ventures, and (ii) has been furnished with or given full access to such information about Seller and the Group Companies, the Non-Controlled Joint Ventures and their respective businesses and operations as it has requested. In entering into this Agreement, each of Parent and Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller expressly set forth in this Agreement, and each of Parent and Buyer (on behalf of itself and its Affiliates) acknowledges that, other than to the extent expressly set forth in this Agreement, none of Seller, the Group Companies, the Non-Controlled Joint Ventures or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent and/or Buyer or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (y) with respect to any omissions, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Seller or any Group Company or Non-Controlled Joint Venture heretofore or hereafter delivered to or made available to Parent and/or Buyer or any of their respective agents, representatives, lenders or Affiliates.

ARTICLE 6

COVENANTS

Section 6.1. Conduct of Business of the Company.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, except as set forth on Schedule 6.1(b) or as consented to in writing by Seller (in the case of Parent) and Parent (in the case of the Company) (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(b), the Company shall not (and shall cause each other Group Company not to) do or cause to be done any of the following without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to any other Group Company) (A) any capital stock of any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any capital stock of any Group Company;

(ii) (A) obtain or incur any Funded Indebtedness in excess of $2,000,000 (other than pursuant to the Group Companies’ credit facilities existing as of the date hereof up to an amount not to exceed the facility limit applicable to each such credit facility as of the date hereof) or (B) create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than (1) Permitted Liens and (2) Liens on assets or properties having an aggregate value not in excess of $1,000,000;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of $500,000;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except for transactions with an aggregate fair market value of less than $500,000;

(v) except in the ordinary course of business, enter into or amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any Material Contract or Material Lease, or waive, release, assign or fail to enforce any material rights or claims under any such Material Contract or Material Lease;

(vi) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than $200,000 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company; or (D) other than as required by applicable law, rule or regulation, increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(vii) make any capital expenditures in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(viii) adopt or materially change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than as required by GAAP or applicable law;

(ix) allow any material insurance policy of the Group Companies to lapse uncured;

(x) effect or agree to any change in any material practices or terms, including payment terms, with respect to Group Company customers or suppliers listed on Schedule 3.20;

(xi) waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of $1,000,000;

(xii) amend the Governing Documents of any Group Company;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xiv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

(c) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(c), Parent shall not (and shall cause each of its Subsidiaries not to) do or cause to be done any of the following without the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to Parent or any of its wholly-owned Subsidiaries) (A) any shares, capital stock or other securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Parent or any of its Subsidiaries to issue, deliver or sell any shares, capital stock or other securities;

(ii) adopt or proposed any amendment to the Governing Documents of Parent or any of its Subsidiaries; or

(iii) acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any Person, or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any Person or any division or business thereof;

(iv) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity securities, or make any other agreements with respect to, any of its shares of capital stock or any other securities or adopt or implement any stockholder or member rights plan;

(v) permit any Parent Leakage other than Permitted Parent Leakage;

(vi) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any other securities;

(vii) increase in any manner the compensation or benefits payable or to become payable to any Founder;

(viii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(ix) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.2. Tax Matters.

(a) Neither Parent nor Buyer shall make any election under Code §338 (or any similar provision under state, local, or foreign law) with respect to the acquisition of the Company and its Affiliates.

(b) To the extent not filed prior hereto, the Company shall prepare or cause to be prepared, in accordance with applicable law and consistent with past practice, each Group Company income Tax Return for each Pre-Closing Tax Period. At least twenty (20) days prior to the date on which a Group Company income Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Company shall deliver such Group Company income Tax Return to the Seller. No later than five (5) days prior to the date on which a Group Company income Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Seller may make reasonable changes and revisions to such Group Company income Tax Return.

(c) The Company shall prepare and file each Group Company income Tax Return for any Post-Closing Tax Period or any Straddle Period in accordance with applicable law. At least twenty (20) days prior to the date on which a Group Company income Tax Return for a Straddle Period is due (after taking into account any valid extension), the Company shall deliver such Group Company income Tax Return to the Seller. No later than five (5) days prior to the date on which a Group Company income Tax Return for any Straddle Period is due (after taking into account any valid extension), the Seller may make reasonable changes and revisions to such Group Company income Tax Return.

(d) In the case of a Group Company income Tax payable for a Straddle Period or a refund for a Straddle Period, the portion of such Group Company income Tax that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date; provided, that the amount of income Taxes shall not include any amount payable as a result of the JV Sale unless the aggregate amount of all such Taxes payable as a result of the JV Sale exceeds $3,000,000 (it being understood that once this threshold has been exceeded, the amount of income Taxes payable as a result of the JV Sale shall only include such amounts in excess of $3,000,000).

(e) Except to the extent reflected as an asset in Closing Net Working Capital, Seller shall be entitled to any Tax refunds (or credits in lieu of refunds) that are received by Parent and/or Buyer, the Company or any of their respective Subsidiaries attributable to Taxes paid by any Group Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, and Parent and Buyer shall pay over to Seller any such refund (or credit in lieu of refund) within five (5) Business Days after the later of (i) receipt of or entitlement to such refund (or credit in lieu of such refund) and (ii) the determination of all Taxes of the Group Companies properly reflected on any Group Company income Tax Return prepared in accordance with Section 6.2(b) for Pre-Closing Tax Periods and/or pursuant to Section 6.2(c) for Straddle Periods. After the Closing, Parent and Buyer shall cause the Group Companies to work in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds or credits. To the extent permitted by applicable law, Parent and Buyer shall request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods. In connection with the preparation of Tax Returns for the Group Companies for periods ending on or before the Closing Date or for any taxable period that includes (but does not end on) the Closing Date, in each case, the due date of which is after the Closing Date, (i) all Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period ending on the Closing Date to the extent deductible in such period and such Tax Returns shall include all such Transaction Tax Deductions as deductions in the Tax Returns of the Group Companies for the Pre-Closing Tax Period that ends on the Closing Date, and (ii) each Group Company shall elect to carry back any item of loss, deduction or credit from the tax period ending on the Closing Date, including any Transaction Tax Deductions, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto.

(f) Any Tax sharing or similar agreement with, by or among any Group Company, on the one hand, and any other Person (other than another Group Company) shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date, without any liability to the Company or the Seller.

(g) All sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) arising in connection with the transfer of the Common Shares hereunder shall be borne equally by Parent and Seller. The Party responsible under applicable law for filing any Tax Return with respect to Transfer Taxes shall file such Tax Return required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement. All Parties shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

(h) Notwithstanding anything to the contrary in this Agreement but subject to Section 6.2(d), the Company shall be entitled to receive payment for all Taxes of the Group Companies properly reflected on any Group Company income Tax Return prepared in accordance with Section 6.2(b) for any Pre-Closing Tax Period and/or pursuant to Section 6.2(c) for any Straddle Period (collectively, the “Covered Taxes”), in each case, at the Company’s discretion, by either offsetting any Tax refund amounts (or amount of credits in lieu of refunds) received by Parent and/or Buyer, the Company or any of their respective Subsidiaries which otherwise would be payable to Seller in accordance with Section 6.2(e) (“Refundable Amounts”) or from the funds then remaining in the Indemnity Escrow Account (the aggregate amount so released to Parent and/or Buyer, the Company or any of their respective Subsidiaries from the Indemnity Escrow Account in accordance with this Section 6.2(h), the “Escrow Offset Amount”) (it being agreed and acknowledged by the Parties that any funds so paid to the Company from the Indemnity Escrow Account in respect of Covered Taxes may be replenished (through one or more deposits by Parent and/or Buyer, the Company or any of their respective Subsidiaries, as applicable, in lieu of payment of such amount to Seller pursuant to Section 6.2(e)) upon the subsequent receipt by any such Person of any Refundable Amounts during the Survival Period) or any combination thereof. Without limiting the foregoing, if any Parent Indemnifiable Claim is timely made and the applicable Parent Indemnified Parties are unable to recover Losses in respect of such Parent Indemnifiable Claim in accordance with the terms and limitations set forth in ARTICLE 9 directly as a result of any Escrow Offset Amount having been released to Parent and/or Buyer, the Company or any of their respective Subsidiaries from the Indemnity Escrow Account (and not having been replenished) in accordance with this Section 6.2(h), then, notwithstanding anything to the contrary in this Section 6.2 and ARTICLE 9, including, but not limited to the expiration of the Survival Period, such Parent Indemnified Parties shall be entitled to receive, by an offset from the proceeds of any Refundable Amounts received by Parent and/or Buyer, the Company or any of their respective Subsidiaries otherwise payable to Seller in accordance with Section 6.2(e), an aggregate amount equal to the lesser of (x) the amount of Losses incurred by such Parent Indemnified Parties in respect of such Parent Indemnifiable Claim which are properly indemnifiable in accordance with ARTICLE 9 (including the limitations set forth therein) and (y) the Escrow Offset Amount. The Parties hereto shall from time to time take all actions reasonably necessary to give effect to this Section 6.2. To the extent of any inconsistency between this Section 6.2 and ARTICLE 9, this Section 6.2 shall control as to Tax matters.

Section 6.3. Access to Information. During the Pre-Closing Period, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall, and shall cause each other Group Company to provide to Parent, Buyer and their authorized representatives during normal business hours reasonable access to all books and records of the Group Companies reasonably requested (in a manner so as to not interfere with the normal business operations of any Group Company); provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (b) all requests for such access shall be directed to a Designated Contact, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Parent, Buyer or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to any Group Company if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act, the Sherman Act, as amended, and other antitrust or competition laws) or the provisions of any agreement to which any Group Company is a party. All of such information provided to Parent, Buyer or any of their Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against Parent and Buyer. Parent and Buyer each agree that it shall (x) be bound by the Confidentiality Agreement to the same extent as Quinpario Partners LLC and (y) cause its representatives to abide by the terms of the Confidentiality Agreement with respect to any such access and information furnished to such representatives.

Section 6.4. Efforts to Consummate; Regulatory Matters.

(a) Subject to the terms and conditions herein provided, each Party shall cooperate with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

(b) Each Party shall use reasonable best efforts to obtain all consents, permits and other authorizations of all Governmental Entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by this Agreement. All fees, costs and expenses incurred in connection with obtaining such consents, permits and authorizations, including the HSR Act filing fee but excluding all legal counsel and other consultants’ fees and costs incurred by Seller or the Company in connection therewith, shall be borne by Parent. Each Party agrees to make an appropriate filing, if necessary, as soon as practicable (and, in the case of the filing under the HSR Act, in any event, within ten (10) Business Days) after the date of this Agreement), of a Notification and Report Form under the

HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) (which filing shall request early termination of the review period with respect thereto) and, to the extent applicable, make any filings or notifications with respect to such other approvals or waiting periods as may be required under other applicable antitrust and competition laws, rules and regulation (including in non-U.S. jurisdictions). Each Party shall respond as promptly as practicable to requests from the appropriate Governmental Entities for additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust, competition or similar law, rules, regulations, orders or decrees. Without limiting the foregoing, Parent and Buyer each agrees to use its commercially reasonable efforts to take all actions that are necessary or reasonably advisable or as may be required to avoid, eliminate, or resolve any impediment or objection under any antitrust, competition, or trade regulation Law that may be asserted by the FTC, the Antitrust Division or any other Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to expeditiously consummate the transactions contemplated by this Agreement; provided that, for purposes of this Section 6.4, commercially reasonable efforts shall not include (A) defending through litigation on the merits any claim asserted in any court by any party, including appeals, (B) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entity, facility or asset of Parent or its Affiliates, (C) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (D) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(c) Each Party shall (i) promptly notify the other Parties of any material communication to that Party from the FTC, the Antitrust Division or any other Governmental Entity acting under an antitrust or competition law with respect to this Agreement the transactions contemplated by this Agreement and the Ancillary Agreements and, subject to applicable Law, permit the other Party to review in advance, with a reasonable opportunity for comment thereon, any proposed communication to any of the foregoing; (ii) to the extent practicable not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry under the HSR Act or any other antitrust or competition Law concerning this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and, on the other hand, any Governmental Entity or members of their respective staffs acting under the HSR Act or any other antitrust or competition Law with respect to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Each Party shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any Party or its Affiliates to any Governmental

Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, Each Party shall promptly advise the other Parties upon their or any of their Subsidiaries receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.5. The Proxy.

(a) As promptly as practicable after the date hereof Parent shall file a proxy statement relating to the Offer and the Business Combination contemplated hereby with the SEC (as amended or supplemented from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 17,250,000 shares of Parent Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Business Combination and other transactions contemplated under this Agreement and the Ancillary Agreements, all in accordance with and as required by Parent’s Governing Documents (including the Prospectus and the Certificate of Incorporation), any related agreements with the Founders, applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with ARTICLE 8. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.5(b) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with ARTICLE 8.

(c) Without limitation, in the Proxy Statement, Parent shall (i) seek (A) to have a new incentive equity plan approved by a majority of holders present at the shareholder meeting referred to therein, (B) adoption and approval of this Agreement by the holders of Parent Common Stock in accordance with applicable law and exchange rules and regulations, and (C) to amend its certificate of incorporation to increase its authorized number of shares of Parent Common Stock and change the name of Parent, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the Proxy Solicitation Rules (as defined in the Certificate of Incorporation) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Offer Documents to be disseminated as promptly as practicable to Parent’s equityholders as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall promptly provide to Parent all information concerning the Group Companies that may be required by Federal Securities Laws or reasonably requested by Parent for inclusion in the Proxy Statement. Parent shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to Seller and the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by Seller and the Company and their respective Representatives, and shall consider in good faith any comments of such Persons. Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and Parent’s Governing Documents. Parent shall provide Seller, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that Parent, Buyer or any of their respective Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give Seller and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Parent shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit Seller, the Company and their respective Representatives to participate with Parent, Buyer or their respective Representatives in any discussions or meetings with the SEC and its staff.

(d) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Buyer shall consult with Seller prior to publicly filing any Schedules, Annexes or Exhibits to this Agreement in order to determine whether such filing is required by any applicable laws, rules, regulations, codes or ordinances of applicable Governmental Entities.

Section 6.6. Third Party Consents. Without limiting Seller’s obligations set forth in this Agreement, prior to the Closing, and as necessary, following the Closing, Seller shall, and shall prior to the Closing cause each Group Company to, use its commercially reasonable efforts to (i) notify any third parties who are required by any Material Contract or Material Lease to be notified of the transactions contemplated hereby, (ii) obtain all necessary consents, approvals or waivers from third parties (“Consents”) under any Material Contract or Material Lease (provided that grant of such Consent is not subject to any restrictions or other requirements that would adversely affect the business of the Company so that none of the effects set forth in Section 3.5(x) have or will occur as a result of the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Seller or the Company or the consummation of the transactions contemplated hereby) and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof. In furtherance of the foregoing, Purchaser shall cooperate and use all commercially reasonable efforts to assist Seller in obtaining such Consents and agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.

Section 6.7. Notice. Prior to the Closing, (a) Seller and the Company shall promptly notify Parent in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Seller or the Company in this Agreement such that any of the conditions contained in Section 7.2(b) or Section 7.2(c) would not be satisfied and (b) Parent and Buyer shall promptly notify Seller and the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Parent or Buyer in this Agreement such that any of the conditions contained in Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 6.8. Financing.

(a) Parent and Buyer shall each use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as reasonably practicable on the terms and conditions contained in the Debt Commitment Letter, and the Fee Letter (including, if required by the Lenders pursuant to the Fee Letter, the “flex” provisions thereof), including (i) until the execution of definitive written agreements and documents with respect to the Debt Financing (any such agreements and documents, the “Definitive Financing Agreements”), maintaining in effect the Debt Commitment Letter; (ii) negotiating Definitive Financing Agreements consistent with the terms and conditions contained in the Debt Commitment Letter and the Fee Letter (or on such other terms as Parent and the Lenders shall agree so long as the terms of the Definitive Financing Agreements (1) do not reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter, (2) do not contain additional or modified conditions or other contingencies to the funding of the Debt Financing than those contained in the Debt Commitment Letter, as applicable, and (3) are otherwise not reasonably likely to impair or delay the Closing or the date on which the Debt Financing would otherwise be obtained) and delivering to Seller a complete, correct and executed copy thereof as promptly as practicable after execution thereof; (iii) satisfying on a timely basis all conditions to the Debt Financing applicable to and within the control of Parent and/or Buyer set forth in the Debt Commitment Letter, the Fee Letter or the Definitive Financing Agreements, as applicable, and comply in all material respects with its obligations under the Debt Commitment Letter; (iv) obtaining such third-party consents as may be reasonably required in connection with the Debt Financing; (v) consummating the Debt Financing at the Closing; and (vi) enforcing its rights under the Debt Commitment Letter in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Neither Parent nor Buyer shall, without the prior written consent of Seller, (A) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Definitive Financing Agreements (provided that Parent may amend, replace, supplement or modify the Debt Commitment Letter without any such Seller consent if such amendment, replacement, supplement, modification, waiver or remedy does not (w) add new (or modify, in a manner adverse to any Party, any existing) conditions or contingencies to the consummation of the Debt Financing, (x) reduce the aggregate amount of the Debt Financing, (y) adversely impact the ability of Parent, Buyer, the Company or Seller, as applicable, to enforce its material rights against other parties to the Debt Commitment Letter or the Definitive Financing Agreements or otherwise adversely impact Seller or the Company, or (z) prevent, impede or delay the consummation of the transactions contemplated by this Agreement or (B) terminate or permit termination of any of the Debt Commitment Letter or the Definitive Financing Agreements. Parent and Buyer shall (promptly after execution thereof) deliver to Seller and the Company copies of any amendment, replacement, supplement, modification or waiver to the Debt Commitment Letter, Fee Letter or Definitive Financing Agreements. Parent and Buyer shall use their respective reasonable best efforts to cause the Lenders to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to cause the Closing to occur by the date the Closing is required to occur pursuant to Section 2.2, including by promptly enforcing its rights under the Debt Commitment Letter and/or Definitive Financing Agreements, as applicable, in the event of a breach by the financing sources that prevents, impedes or delays the Closing. Parent and Buyer shall (y) give Seller and the Company prompt oral and written notice of any (A) breach or default by any party to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing, (B) any purported termination or repudiation by any party of the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing or (C) any material dispute or disagreement between or among the parties to the Debt Commitment Letter, the Definitive Financing Agreements or any Alternative Financing, and (z) otherwise keep Seller and the Company reasonably informed of the status of Parent’s and Buyer’s efforts to arrange the Debt Financing (or replacement thereof). As soon as reasonably practicable, but in any event within two (2) Business Days of the date Seller delivers to Parent a written request, Parent shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (y) of the immediately preceding sentence. If any portion of the Debt Financing or any Alternative Financing becomes unavailable, regardless of the reason therefor, (i) Parent and Buyer shall (A) use its reasonable best efforts to obtain as promptly as practicable alternative financing (in an amount sufficient, when taken together with the proceeds from the remaining available portion of the Debt Financing) to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including the payment of the Purchase Price, all amounts required to effect redemptions of shares of Parent Common Stock in accordance with the Offer, and to pay all related fees and expenses) on terms and conditions equivalent or no less favorable in the aggregate to Parent and Buyer than those contained in the Debt Commitment Letter and the Fee Letter (taking into account any “flex” provisions) that would not have any of the effects specified in clauses (w), (x), (y) and (z) of the second sentence of this Section 6.8(a) from the same and/or other sources and enter into Definitive Financing Agreements with respect thereto (which agreements will be considered “Alternative Financing”), and (B) promptly notify Seller of such unavailability and the reason therefor and (ii) the provisions of this Section 6.8(a) shall apply to any Alternative Financing obtained mutatis mutandis, and for purposes of Section 5.8 and this Section 6.8(a), all references to the Debt Financing shall be deemed to include Alternative Financing. Parent and Buyer shall, and shall use their respective reasonable best efforts to cause their respective representatives to, comply with the terms, and satisfy on a timely basis the conditions of, the Debt Commitment Letter, any Alternative Financing, the Definitive Financing Agreements and any related fee and engagement letters.

(b) Seller and the Company acknowledge and consent that Parent may pursue an equity financing of up to $50,000,000 through the issuance of a preferred equity instrument issued by Parent (together with the Debt Financing, the “Financing”) so long as such equity financing would not be reasonably likely to impair or delay the Closing or the ability of Parent or Buyer to obtain any portion of the Debt Financing.

(c) Prior to the Closing, Seller shall, and shall cause its Subsidiaries and its and their respective directors, officers, managers, employees, consultants, counsel, accountants, agents, advisors and other representatives (“Representatives”) to, use reasonable best efforts to provide, all necessary cooperation reasonably requested by Parent and/or Buyer in connection with the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Group Companies), including using reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and, sessions with rating agencies and prospective lenders, (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing (including the syndication and marketing thereof), including execution and delivery of customary representation letters in connection with bank information memoranda; (iii) facilitate the pledging of collateral at the Closing, (iv) furnish Parent, the Company and the Lenders as promptly as reasonably practicable with such financial and other pertinent information regarding the Group Companies as may be reasonably requested by Parent and providing customary representations in connection therewith, (v) provide to Parent and the Lenders and their authorized representatives during normal business hours reasonable access to all offices, properties, Contracts and books and records of the Group Companies reasonably requested to the extent not unreasonably interfering with the Group Companies’ operations, (vi) take commercially reasonable actions necessary or reasonably requested by Parent to (A) permit the prospective lenders or investors involved in the Financing to evaluate the Group Companies current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date and (B) assist Parent and Buyer establish and/or maintain, effective as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing; (vii) after giving effect to the resignations contemplated by Section 7.2(f)(iv), pass resolutions or consents to approve or authorize the execution of the Debt Financing, and (viii) using reasonable best efforts to assist Parent obtain waivers, consents, estoppels and approvals from other parties to Material Leases and Material Contracts and to arrange discussions among Parent and its financing sources with other parties to Material Leases and Material Contracts as of the Closing Date (it being understood that Seller shall have satisfied its obligations set forth in clauses (i) through (viii) of this sentence if Seller shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided). The foregoing notwithstanding, (A) no obligation of Seller, its Subsidiaries or any other Person undertaken pursuant to the foregoing shall be effective until the Closing and (B) none of Seller, its Subsidiaries, nor any of the respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the

Financing prior to the Closing. Nothing contained in this Section 6.8(b) or otherwise in this Agreement shall require Seller, its Subsidiaries or any of their respective Affiliates or Representatives to be an issuer or other obligor with respect to the Financing prior to the Closing. Notwithstanding anything to the contrary in this Agreement, (x) the condition set forth in Section 7.2(b), as it applies to Seller’s and the Company’s obligations under this Section 6.8(b), shall be deemed satisfied and (y) Seller shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Section 6.8(b), in each case, unless the Financing has not been obtained primarily as a result of Seller’s and the Company’s willful and material breach of its obligations under this Section 6.8(b) that cannot be or has not been cured prior to the later of (A) the Business Day prior to the Outside Date or (B) the date that is thirty (30) days from the date that Seller and the Company are notified by Parent of such willful and material breach.

(d) Regardless of whether the Closing shall occur, Parent and Buyer shall indemnify and hold harmless Seller and its Subsidiaries and Affiliates for and against any and all losses, liabilities, claims, damages and other obligations suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Seller and its Subsidiaries or to the extent that such losses, liabilities, claims, damages and other obligations arise from misconduct of such indemnified parties), including losses, liabilities, claims, damages and other obligations suffered in connection with complying with Section 6.8(b) above.

(e) At the Closing, Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) expenses to the third parties to which they are owed and (ii) the remaining assets in the Trust Account to Parent.

(f) Notwithstanding anything herein to the contrary, neither Seller nor its Affiliates shall have any rights or claims against the Lenders (or any of their Affiliates, directors, officers, employees or agents) in connection with any proposed Debt Financing in connection with the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the transactions contemplated in this Agreement, the foregoing will not limit the rights of the parties to the Debt Financing Agreements.

Section 6.9. Public Announcements. Parent and Buyer, on the one hand, and Seller and the Company, on the other hand, shall consult with one another and seek one another’s written approval before issuing any Reviewable Document, and shall not, and shall cause their respective Affiliates not to, issue any such Reviewable Document prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 6.9 or any provision of the Confidentiality Agreement limit disclosure by Seller or any of its Affiliates (which, after the Closing, shall not include any Group Company) to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of Seller or any such Affiliate. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

Section 6.10. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Buyer each agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Group Companies will perform and discharge the Group Companies’ respective obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and Parent shall (or shall cause the Group Companies to) advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ respective Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable law.

(b) Parent and Buyer shall cause the Group Companies to, and the Group Companies shall, purchase and maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by Seller’s or any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ directors’ and officers’ liability and fiduciary insurance most recently maintained by the Group Companies; provided, however, that the Buyer shall not be required to pay an annual premium for such D&O Insurance in excess of 200% of the Group Companies’ current annual premium for D&O Insurance; and provided further that if the annual premium exceeds such amount, then Buyer shall obtain, or shall cause the Group Companies to obtain D&O Insurance with the greatest coverage available for a cost not exceeding such amount.

(c) The directors, officers, employees and agents of Parent and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.10 are intended to be third party beneficiaries of this Section 6.10. This Section 6.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and each Group Company.

Section 6.11. Exclusive Dealing. During the Pre-Closing Period, the Company and Seller shall not take, nor shall they permit any of their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Buyer and/or their respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business, the purchase and sale of the Purchased Shares contemplated hereby and the Rollover Transaction (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that each of Parent and Buyer hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and the Non-Controlled Joint Ventures and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.11. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies and the Non-Controlled Joint Ventures or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect.

Section 6.12. Documents and Information. After the Closing Date, Parent, Buyer and the Company shall, and shall cause the Group Companies and/or Non-Controlled Joint Ventures to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies and/or Non-Controlled Joint Ventures in existence on the Closing Date and make the same available for inspection and copying by Seller during normal business hours of the Group Companies and/or Non-Controlled Joint Ventures, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Parent, Buyer or the Group Companies without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof. Each Party shall cooperate in the defense of any action or inquiry relating to periods prior to the Closing Date and each shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by another Party in connection therewith.

Section 6.13. Contact with Customers, Suppliers and Other Business Relations. During the Pre-Closing Period, each of Parent and Buyer hereby agrees that (other than with respect to the Designated Contacts) neither Parent nor Buyer is authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any partner, member, equityholder (other than Seller), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company or any Non-Controlled Joint Venture regarding any Group Company or any Non-Controlled Joint Venture, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of the Company or Seller.

Section 6.14. Employee Benefits Matters.

(a) During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent and Buyer shall provide employees of each Group Company with compensation that is no less favorable in the aggregate than the compensation provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially similar in the aggregate (determined on a group rather than an individual employee basis) to the Employee Benefit Plans and Foreign Benefit Plans and other benefit plans, programs, agreements or arrangements maintained by the Group Companies as of the Closing Date. Each of Parent and Buyer further agree that, from and after the Closing Date, Parent shall, and shall cause its Affiliates and each Group Company to, grant all Group Company employees credit for any service with any Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or any of its Affiliates or any Group Company on or after the Closing Date (the “New Plans”). In addition, Parent and Buyer shall each use their commercial best efforts to (1) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan or Foreign Benefit Plan as of the Closing Date and (2) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained in this Section 6.14 (i) shall constitute an amendment to or any other modification of any Employee Benefit Plan or Foreign Benefit Plan, (ii) shall, subject to compliance with the foregoing provisions of this Section 6.14, alter or limit any Group Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as required by law or (iii) is intended to confer upon any employee of any Group Company any right to continued employment for any period beyond any such right which may exist as of the Closing pursuant to any contract or agreement between any such employee, on the one hand, and any Group Company, on the other hand. Parent and Buyer each agree that Parent, Buyer and each Group Company shall be solely responsible for satisfying the continuation coverage requirements of COBRA for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(b) Prior to the Closing, the Company will (i) attempt in good faith to secure from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver of such Person’s rights to all of such payments and/or benefits (to the extent waived, the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) to the extent such waivers are obtained, solicit the approval of the stockholders of the Company of the Waived 280G Benefits, in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

Section 6.15. Shareholder Vote. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by Seller, from and after the date of this Agreement, Parent shall not directly or indirectly subject this Agreement or the transactions contemplated by this Agreement, any Ancillary Agreement or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of Parent. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by Parent, from and after the date of this Agreement, Seller shall not directly or indirectly subject this Agreement or the transactions contemplated by this Agreement, any Ancillary Agreement or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of membership interests of Seller.

Section 6.16. Affiliated Transactions. Except as noted in such schedule, (a) the Company shall cause all of the contracts and agreements which are required to be set forth in Schedule 3.18 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, and (b) Parent shall cause all of the contracts and agreements which are required to be set forth in Schedule 5.7 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

Section 6.17. No Parent Common Stock Transactions; Listing. Neither the Company, Seller nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing sentence. From the date of this Agreement through the Closing, Parent shall take all reasonable efforts which are necessary or reasonably desirable for Parent to remain listed as a public company on, and for shares of Parent Common Stock to be tradable over, the applicable Nasdaq market(s).

Section 6.18. No Claim Against Trust Account. Notwithstanding anything else in this Agreement, the Company and Seller acknowledge that they have read the Prospectus and understand that Parent has established the Trust Account for the benefit of Parent’s public shareholders and that Parent may disburse monies from the Trust Account only (a) to Parent’s public shareholders in the event they elect to have their shares redeemed in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a Business Combination, (c) to Parent in limited amounts for its working capital requirements and tax obligations, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Parent, and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public shareholders in the event they elect to have their shares redeemed in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a business combination, and (z) to Parent in limited amounts for its working capital requirements and tax obligations,. The Company and Seller further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by December 8, 2014, Parent will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended pursuant to the terms of the Certificate of Incorporation. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Company and Seller, for each of itself and its subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement (including the remedies provided in Section 10.14). This paragraph will survive the termination of this Agreement for any reason.

Section 6.19. Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into Parent Warrants in accordance with the terms of the promissory notes issued to evidence the borrowing). The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or shareholders.

Section 6.20. Warrant Tender. Through the Closing, solely to the extent such repurchases would not be reasonably likely to impair or delay the Closing or the ability of Parent or Buyer to obtain any portion of the Debt Financing, Parent shall be allowed to repurchase its outstanding warrants (and, if so repurchased, Parent shall be required to cancel such repurchased warrants). Prior to the Closing, Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide, all necessary cooperation reasonably requested by Parent and/or Buyer in connection with such warrant tender offer and cancellation to same extent as required pursuant to Section 6.8(c) hereof.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF

THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1. Conditions to the Obligations of the Company, Parent, Buyer and Seller. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the Parties) of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the HSR Act and all other applicable antitrust, competition or similar Laws, rules regulations, orders or decrees (including applicable terminations, suspensions, authorizations, orders, grants, consents, permissions or approvals of Governmental Entities thereunder) set forth on Schedule 7.1(a) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided, however, that no Party shall be entitled to invoke this condition unless the Party shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered;

(c) the Offer being completed in accordance with the terms hereof and the Offer Documents;

(d) the Parent Common Stock shall be listed on Nasdaq; and

(e) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

Section 7.2. Other Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Parent of the following further conditions:

(a) (i) the representations and warranties of the Company set forth in ARTICLE 3 hereof and Seller set forth in ARTICLE 4 hereof (in each case, other than the Company Fundamental Representations) shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be so true and correct as of such dates would not have a Company Material Adverse Effect, and (ii) the Company Fundamental Representations shall be true and correct in all material respects (except to the extent qualified by materiality or Company Material Adverse Effect, such Company Fundamental Representations shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date); provided, the representations and warranties set forth in the first sentence of Section 3.2(a), the second sentence of Section 3.2(b), and Section 3.3 shall be true and correct in all respects.

(b) Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) Parent, Buyer and/or the Company shall have received the proceeds of the Debt Financing, which together with the funds then remaining in the Trust Account and the Rollover Amount, shall be sufficient to make the payments contemplated by Section 2.3(b) and Section 2.5;

(d) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) after all payments required to be made under the Management Services Agreement have been made, the Management Services Agreement shall have been terminated;

(f) prior to or at the Closing, the Company shall have delivered the following closing documents:

(i) certificates evidencing all of the Purchased Shares in accordance with Section 2.3(a);

(ii) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company and Seller, as applicable;

(iii) a certified copy of the resolutions of the Company’s board of directors, other governing body or group of equityholders, as applicable, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iv) written resignations of each of the directors of each Group Company set forth on Schedule 7.2(f)(iv);

(v) customary payoff letters with respect to each debt facility, instrument or Lien set forth on Schedule 2.5 being repaid or terminated (as applicable) in connection with the payment of Closing Date Funded Indebtedness;

(vi) a certificate of non-foreign status for Seller that complies with Treasury Regulations Section 1.1445-2(b)(2);

(vii) the Investor Rights Agreement duly executed by the Rollover Participants; and

(viii) the Escrow Agreement duly executed by Seller; and

(g) immediately following the consummation of the Offer on the terms set forth in the Proxy Statement, there shall be at least $115,000,000 remaining in the Trust Account; provided, however, that if there is less than $115,000,000 remaining in the Trust Account immediately following the consummation of the Offer, each of Saw Mill Capital LLC, Falcon Strategic Partners III, LP and Hamilton Lane Co-Investment Fund II, LP shall have the option (exercisable in each such Person’s discretion) to transfer and contribute (in such proportions as such Person’s shall agree) to Buyer in connection with the Rollover Transaction additional Rollover Shares having an aggregate value equal to the difference between the amounts remaining in the Trust Account following the Offer and $115,000,000, in each case, in exchange for the number of equity securities of Buyer equal to the additional value so transferred and contributed divided by the Rollover Price.

Section 7.3. Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and/or Seller of the following further conditions:

(a) (i) the representations and warranties of Parent and Buyer set forth in ARTICLE 5 hereof (in each case, other than the Parent Fundamental Representations) shall be true and correct in all respects (without regard to any materiality or Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be so true and correct as of such dates would not have a Parent Material Adverse Effect, and (ii) the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

(b) Parent and Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by Parent and Buyer under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing; and

(d) prior to or at the Closing, Parent and Buyer shall have delivered the following closing documents:

(i) a certificate of an authorized officer of Parent and Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii) a certified copy of the resolutions of the Parent Board and the managing member of Buyer authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii) the Investor Rights Agreement duly executed by Parent and Buyer; and

(iv) the Escrow Agreement duly executed by Parent and the Escrow Agent.

Section 7.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts to cause the Closing to occur required by Section 6.4.

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and Seller;

(b) by Parent, if any of the representations or warranties of the Company set forth in ARTICLE 3 or the representations and warranties of the Seller set forth in ARTICLE 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(b), the Company and Seller shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from Parent to the Seller of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(b) if such breach by the Company or Seller is cured during such thirty (30) day period so that such condition would then be satisfied);

(c) by Seller, if any of the representations or warranties of Parent set forth in ARTICLE 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(c), Parent shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from Seller to Parent of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by Parent is cured during such thirty (30) day period so that such condition would then be satisfied);

(d) by either Seller or Parent, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 15, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party; if the failure to consummate the transactions contemplated by this Agreement is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement;

(e) by either Parent or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction; and

(f) by either Parent or Seller, if the Offer has not been completed as provided herein; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any Party; if the failure to consummate the Offer is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement or applicable law.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party, its Affiliates, or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Section 6.8(d) and ARTICLE 10, and (b) any liability of any Party for any willful and material breach of the covenants and agreements set forth in this Agreement (which, for the avoidance of doubt and without limiting any Party’s rights hereunder (including any rights to specific performance pursuant to Section 10.14) shall be deemed to include any willful failure by Parent and/or Buyer to, when required, consummate the transactions contemplated by this Agreement) prior to such termination. For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3. Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void. No amendment or modification of Section 6.8(f), Section 6.18, the last two sentences of this Section 8.3, Section 10.3, the proviso in the first sentence of Section 10.8, Section 10.11 and the second paragraph of Section 10.12 of this Agreement shall be effective without the consent of a majority of the Lenders (based on their respective commitments under the Debt Commitment Letters) (which consent shall not be unreasonably withheld, delayed or conditioned) to the extent the Lenders would be adversely and materially affected by such amendment or modification.

Section 8.4. Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Parent and/or Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Parent and/or Buyer contained herein or in any document, certificate or writing delivered by Parent and/or Buyer pursuant hereto or (c) waive compliance by Parent and/or Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Parent and Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto or (iii) waive compliance by the Company or Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.

ARTICLE 9

INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants. All of the representations and warranties, covenants and agreements contained herein shall survive the Closing and remain in full force and effect for the Survival Period; provided, however, that in all cases, (a) representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof and (b) all covenants and agreements that contemplate performance following the Closing shall survive in accordance with their respective terms as provided in this Agreement.

Section 9.2. Indemnification.

(a) Indemnification by Seller. Subject to the other provisions of this ARTICLE 9, from and after the Closing, the Seller (the “Seller Indemnifying Party”) shall indemnify Parent, Buyer and each of their Affiliates and each of their respective Representatives, and successors and assigns, as the case may be (the “Parent Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation (in each case other than punitive damages or damages determined as a multiple of income, revenue or the like, except and to the extent paid or payable as part of a Third Party Claim), suffered or paid by them (collectively, “Losses”) as a result and to the extent of: (i) any breach of any representations or warranties by the Company or Seller; provided, that notwithstanding anything in this Agreement to the contrary, for the purpose of determining whether a representation or warranty has been breached for purposes of the obligations to indemnify set forth in this ARTICLE 9, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded (except with respect to Section 3.4(a), Section 3.6, Section 3.7 Section 3.11(h), and Section 3.20) so long as the Losses arising out of or relating to such breach would exceed $50,000, (ii) any breach by the Company or the Seller of any of its covenants or agreements contained in this Agreement that are required to be performed prior to the Closing Date and (iii) any Tax for, attributable to or arising from any Tax period (or portion thereof) ending on or prior to the Closing Date (including any penalties and interest) as determined pursuant to Section 6.2, provided that Losses shall not include any amount of Taxes payable as a result of the JV Sale unless the aggregate amount of all such Taxes payable as a result of the JV Sale exceeds $3,000,000 (it being understood that once this threshold has been exceeded, Losses shall only include such amounts payable as a result of the JV Sale in excess of $3,000,000) (“Parent Indemnifiable Claims”). The Parent Indemnified Parties shall not be entitled to indemnification under this ARTICLE 9 (other than with respect to Parent Indemnifiable Claims under clauses (ii) or (iii) above) unless the aggregate of all of the Indemnifying Party’s obligations to indemnify the Parent Indemnified Parties pursuant to this ARTICLE 9 exceeds $5,386,500 (the “Basket”), and once this threshold has been exceeded, the Indemnifying Party shall indemnify the Parent Indemnified Parties only for all such obligations in excess of the Basket, subject to the limitations set forth in Section 9.3 hereof.

(b) Indemnification by Parent. Subject to the other provisions of this ARTICLE 9, from and after the Closing, Parent (the “Parent Indemnifying Party”, and together with the Seller Indemnifying Party, the “Indemnifying Parties”) shall indemnify Seller and each of their Affiliates and each of their respective Representatives, and successors and assigns, as the case may be (together with the Parent Indemnified Parties, the “Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all Losses as a result and to the extent of: (i) any breach of any representations or warranties by the Parent or Buyer, (ii) any breach by each of the Parent or Buyer of any of its covenants or agreements contained in this Agreement, and (iii) any Tax for, attributable to or arising from any Tax period (or portion thereof) ending on or after the Closing Date (including any penalties and interest).

Section 9.3. Limitations on Indemnification.

(a) Other than with respect to Losses which were the result of fraud, the maximum amount the Parent Indemnified Parties shall be entitled to recover in the aggregate with respect to any and all Parent Indemnifiable Claims hereunder shall be the Indemnification Escrow Amount. The funds in the Indemnification Escrow Account shall be the sole source of recovery for any Parent Indemnifiable Claims hereunder, other than with respect to Losses which were the result of fraud (in the case of fraud, the funds in the Indemnification Escrow Account shall be the initial source of recovery hereunder). For the avoidance of doubt, once the funds in the Indemnification Escrow Account are exhausted, other than with respect to Losses which were the result of fraud, there shall be no further claim by any Parent Indemnified Party under this ARTICLE 9.

(b) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any Indemnifiable Claim, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. For purposes of this ARTICLE 9, all Losses shall be computed net of (i) any insurance proceeds actually received (other than pursuant to the R&W Policy), (ii) any amounts recovered by the Indemnified Party or any of its respective Affiliates from any Person with respect to such Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any Tax benefit actually realized, in each case by the Indemnified Party (as applicable, or any Affiliate thereof) that is attributable to the Losses to which such claim relates, and with respect to clause (iii) to the taxable period in which such Losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any Tax detriment suffered by the Indemnified Parties as a result of such Losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements). The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause their respective Affiliates to pursue, all insurance claims, other third party payments and Tax benefits to which it or they may be entitled in connection with any Losses incurred. If any Indemnified Party actually receives any insurance or other third party payment in connection with any claim for Losses for which it has already received a payment under this ARTICLE 9, it shall pay to Seller or Parent, as applicable, within thirty (30) days after such payment is received, an amount equal to the excess of (x) the amount previously received by such Indemnified Party with respect to such claim plus the amount of such insurance or other third party payment, less the costs of collection and, if insurance proceeds are received, any increase in premiums directly caused by the receipt of such insurance proceeds, over (y) the amount of Losses to which Parent or Seller, as applicable, has become entitled under this Agreement in connection with such claim.

(c) Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of any Losses incurred as a result of any breach of the representations and warranties and covenants contained in this Agreement, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded (except with respect to Section 3.4(a), Section 3.6, Section 3.7 and Section 3.20).

(d) Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

(e) In no event shall any Parent Indemnified Party be entitled to indemnification pursuant to this ARTICLE 9 with respect to any Liability (including any Liability for Taxes) that is accrued (and then only to the extent thereof) in or that was otherwise taken into account in the calculation of the Purchase Price or any payment or offset made or taken pursuant to Section 6.2(h).

Section 9.4. Indemnification Procedures.

(a) Indemnifying and Indemnified Parties. Following the incurrence of any Losses by an Indemnified Party who believes that such party is entitled to indemnification pursuant to this ARTICLE 9, the Indemnified Party shall deliver to Parent or Seller, on behalf of the Indemnifying Parties, a notice of claim (“Notice of Claim”) which shall (i) state that the Indemnified Party has paid or will have to pay Losses for which such Indemnified Party is entitled to indemnification pursuant to ARTICLE 9; and (ii) specify in reasonable detail to the extent then known each individual item of Loss included in the amount so stated and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the actual or estimated amount to which such Indemnified Party claims to be entitled hereunder. The Indemnifying Party shall be permitted to object in accordance with the procedures set forth in Section 5 of the Escrow Agreement.

(b) Third Party Claims. The obligations and liabilities of Indemnifying Parties under this ARTICLE 9 with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this ARTICLE 9 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give Parent or Seller, on behalf of the Indemnifying Parties, notice of such Third Party Claim as soon as reasonably practicable following, and in any event within 30 days of, the receipt by the Indemnified Party of such notice. The Notice of Claim shall describe in reasonable detail the facts known to the Parent Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom. The failure of the Indemnified Party to provide prompt notice of any claim within the time periods specified shall not release, waive or otherwise affect Indemnifying Parties’ obligations with respect thereto except to the extent that the Indemnifying Parties are materially prejudiced as a result of such failure. The Indemnifying Party shall be permitted to object to any such Notice of Claim in accordance with the procedures set forth in Section 5 of the Escrow Agreement.

(c) Defense of Claims. The Indemnifying Parties shall be entitled to assume and control the defense of any Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if (i) it gives notice of its intention to do so to the Indemnified Party within 30 days of receiving notice of the Third Party Claim, (ii) the Indemnifying Parties have sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; (iv) the Third Party Claim does not include criminal charges and (v) the Third Party Claim were to be decided adversely to the Indemnifying Party, such a decision could reasonably be expected to result in Losses for which the Indemnifying Party would be responsible for a greater portion of the Losses related to such Third Party Claim than the Indemnified Party. If the Indemnifying Parties do not assume the defense of a Third Party Claim in accordance with this Section 9.4(c), the Parent Indemnified Party may continue to defend the Third Party Claim. The Parent Indemnified Party shall cooperate with the Indemnifying Parties in such defense and make available to the Indemnifying Parties, at the Indemnifying Parties’ expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Party’s possession or under the Parent Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Parties. Except with the written consent of the Parent Indemnified Party, the Indemnifying Parties shall not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the Parent Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding, unless there is no finding or admission of (A) any violation of law by the Parent Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Parent Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Parent Indemnified Party (or any affiliate thereof).

Section 9.5. Representations and Warranties Insurance. Parent will procure a transaction representations and warranties insurance policy (“R&W Policy”), with Seller bearing 50% of such cost (including any deposits that may be required at signing to procure such coverage) in an amount not to exceed $750,000 to Seller (“Seller Insurance Payment”). Parent will determine the appropriate level and type of coverage. Seller agrees to advance (or cause Jason to advance), or has already advanced (or caused Jason to advance), $150,000 for the deposit with respect to the insurance described in this Section 9.5, which amount shall be credited against the Seller Insurance Payment. In the event of the termination of this Agreement in accordance with the terms hereof, to the extent the Seller Insurance Payment (or related deposit) has been made, such payment shall be reimbursed in full to Jason within one (1)

Business Day of the termination of this Agreement; provided, however that Jason shall not have any right to reimbursement pursuant to this Section 9.5 if the failure to consummate the transactions contemplated by this Agreement is the direct result of a breach by Seller or the Company of its representations, warranties, obligations or covenants under this Agreement.

Section 9.6. Release of Indemnification Escrow Amount. Any funds remaining in the Indemnification Escrow Account as of 5:00 p.m. New York local time on the date the Survival Period expires shall be released to Seller as promptly as practicable; provided, however, if any Parent Indemnified Party has given timely notice of a Parent Indemnifiable Claim which specifies the amount of Losses and such claim is then pending, the Escrow Agent shall retain a portion of the remaining Indemnification Escrow Amount equal to the amount of such claimed Losses until it receives joint written instructions of the Buyer and Seller or a final non-appealable order of a court of competent jurisdiction, upon which the Escrow Agent shall pay such retained portion of Indemnified Escrow Amount, if any, to the Seller in accordance with this paragraph.

Section 9.7. Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive remedy with respect to any breach of the covenants, agreements, representations or warranties set forth in this Agreement (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any other Environmental Laws, or relating to Hazardous Substances), except (a) in the case of fraud by any Person, (b) for any action seeking specific performance, declaratory judgment or injunctive relief and (c) for the avoidance of doubt, the remedies set forth in Section 2.4.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Letter of Intent, and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes (including, for the avoidance of doubt, in connection with the Debt Financing), without the prior written consent of Parent and Seller, provided that no assignment to any lender will in any way affect Parent’s and/or Buyer’s obligations or liabilities under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent and/or Buyer:

Quinpario Acquisition Corp.

12935 North Forty Drive, Suite 201

Saint Louis, MO 63141

Attention:	General Counsel
Facsimile:	(775) 206-7966

with a copy (which shall not constitute notice to Parent or Buyer) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention:	Robert H. Friedman, Esq.
Jason Saltsberg, Esq.
Facsimile:	(212) 451-2222
E-mail:	rfriedman@olshanlaw.com
jsaltsberg@olshanlaw.com

To the Seller:

Jason Partners Holdings LLC

c/o Saw Mill Capital LLC

555 Pleasantville Road

South Building, Suite 220

Briarcliff Manor, NY 10510

Attention: Howard Unger and Scott Rivard

Facsimile:	(914) 741 9099
E-mail:	hunger@sawmillcapital.com
srivard@sawmillcapital.com

and

Jason Partners Holdings LLC

c/o FSP III Jason Investment, LLC

21 Custom House Street, 10th Floor

Boston, MA 02110

Attention:	John Schnabel
Facsimile:	(212) 300-0299
E-mail:	jschnabel@falconinvestments.com

with a copy (which shall not constitute notice to the Sellers) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Christopher J. Torrente, Esq.
Joshua F. Soszynski, Esq.
Facsimile:	(212) 446-6460
E-mail:	christopher.torrente@kirkland.com
joshua.soszynski@kirkland.com

and

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005-1702

Attention:	John Papachristos
Facsimile:	(212) 378-2552
E-mail:	jpapachristos@cahill.com

To the Company (prior to the Closing):

Jason Partners Holdings Inc.

411 East Wisconsin Avenue, Suite 2120

Milwaukee, WI 53202

Attention:	General Counsel
Facsimile:	(414) 277-9445
E-mail:	wschultz@jasoninc.com

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Christopher J. Torrente, Esq.
Joshua F. Soszynski, Esq.
Facsimile:	(212) 446-6460
E-mail:	christopher.torrente@kirkland.com
joshua.soszynski@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3. Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. The Debt Commitment Letter and the Fee Letter and the performance thereof by the Debt Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.4. Fees and Expenses. Except as otherwise set forth in this Agreement or the Letter of Intent, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Group Companies to, pay all Seller Expenses in accordance with Section 2.5; provided, further that the Parties agree that the reference in Section 6 of the Letter of Intent to the four month anniversary of the Letter of Intent shall be extended until the Outside Date.

Section 10.5. Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits and Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) references to a Person are also to its successors and permitted assigns; (v) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise and (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 10.6. Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant to Section 7.2(f) or Section 7.3(d), as the case may be) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.2(b), Section 6.10, and Section 6.14 , nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that each Debt Financing Source, its Affiliates and their respective successors and assigns is an intended third party beneficiary of and shall be entitled to enforce the provisions contained in Section 6.8(f), Section 6.18, the last sentence of Section 8.3, Section 10.3, the proviso in the first sentence of Section 10.8, Section 10.11 and the second paragraph of Section 10.12. Notwithstanding the immediately preceding sentence: (i) prior to the Closing, Seller shall have the right, on behalf of its equityholders, to pursue equitable remedies pursuant to Section 10.14 or, if such equitable remedies are not sought or are not granted as a remedy, damages (which Parent and Buyer acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such equityholders, taking into consideration relevant matters, including the total amount payable to Sellers and such equityholders as a result of this Agreement and the time value of money, which, in each case, shall be deemed in such event to be damages of Seller and shall be recoverable by Seller); provided, however, that the rights granted pursuant to this clause (i) will be enforceable on behalf of Seller’s equityholders only by Seller in its sole and absolute discretion; and (ii) nothing in this Agreement shall modify, alter or otherwise derogate from any right or remedy available to any Person under the Exchange Act in connection with the transactions contemplated by this Agreement.

Section 10.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, to the extent that any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement or the Schedules addresses a particular issue with specificity, and no breach by the Company or any Seller exists under such specific provision, the Company shall not be deemed to be in breach of any other provision of this Agreement (with respect to such issue) that addresses such issue with less specificity than such specific provision and if such specific provision is qualified or limited by the Company’s knowledge, or in any other manner, no other provision shall supersede or limit such qualification in any manner.

Section 10.9. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10. Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “to the knowledge of the Company” and any derivations thereof shall mean the actual knowledge as of the date hereof (and shall in no event encompass constructive, imputed or similar concepts of knowledge), of David Westgate, Stephen Cripe, William Schultz, John Hengel, Florestan Von Boxberg, Srivas Prasad, Brian French and David Cataldi, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING WITH RESPECT TO THE DEBT FINANCING), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.12. Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Notwithstanding anything in this Section 10.12 to the contrary, each of the Company, Seller, Parent and Buyer agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The provisions of this Section 10.12 shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 10.12.

Section 10.13. Waiver of Conflicts; Jointly Privileged Information.

(a) Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller, its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Buyer and the Group Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Parent, Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.

(b) Notwithstanding any other provision in this Agreement, prior to the Closing, Seller shall be permitted to copy (or, in the case of any of the following information that is related to the Transaction, to remove) from the Group Companies any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one or more of the Group Companies on the one hand, and any of Seller and its Affiliates on the other hand (“Jointly Privileged Information”). From and after the Closing, Parent and Buyer shall cause the Group Companies to provide to Seller copies (including electronic, digital, or otherwise) of any Jointly Privileged Information that is inadvertently not copied or removed (as applicable) prior to the Closing. Seller agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 10.13(b) shall be returned to the Group Companies promptly following completion of such review if it is determined by Seller that such email, document or other record does not contain Jointly Privileged Information.

Section 10.14. Remedies. As a material inducement for each Party to enter into this Agreement and consummate the transactions contemplated hereby, each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged and that a Party would not have any adequate remedy at law in the event that any of the term or provision of this Agreement is not performed in accordance with its specific terms or otherwise are breached or threatened to be breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of any of the term or provision of this Agreement, and to enforce specifically the performance by any other party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive (a) any claim that the Party seeking such relief has an adequate remedy at law and (b) any requirement to post any bond, in each case, in connection with obtaining such relief. The equitable remedies described in this Section 10.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue. Subject to the foregoing, each of the Parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other parties under this Agreement. Notwithstanding the foregoing, Seller and the Company will not be entitled to an injunction or injunctions or specific performance to enforce the obligations of Parent or Buyer to effect the Closing pursuant to Section 2.2 unless: (i) all the conditions set forth in Section 7.1 and Section 7.2 would have been satisfied if the Closing were to have occurred at such time; and (ii) with respect to any funding of the Debt Financing to occur at the Closing, Seller has irrevocably confirmed that if the Debt Financing is funded, then the Closing will occur.

Section 10.15. No Recourse. All actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the transactions contemplated by this Agreement to be consummated (including any Debt Financing), may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.7), are those solely of) the Persons that are expressly identified as parties to this Agreement and (other than by Parent or Buyer with respect to claims arising under the Debt Commitment Letter) not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (including any Debt Financing Source) to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (including any Debt Financing Source) (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and (other than claims of Parent and/or Buyer arising under the Debt Commitment Letter) each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY
JASON PARTNERS HOLDINGS INC.

By:	/s/ David Westgate
Name:	David Westgate
Title:	Chief Executive Officer

SELLER
JASON PARTNERS HOLDINGS LLC

By:	/s/ David Westgate
Name:	David Westgate
Title:	Chief Executive Officer

PARENT

QUINPARIO ACQUISITION CORP.

By:	/s/ Jeffry N. Quinn
Name:	Jeffry N. Quinn
Title:	President and Chief Executive Officer

BUYER

JPHI HOLDINGS INC.

By:	/s/ D. John Srivisal
Name:	D. John Srivisal
Title:	President and Treasurer